UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIVERSIFIED RESOURCES, INC
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

1311
(Primary Standard Industrial Classification Code Number)

98-0687026
(I.R.S. Employer Identification Number)

1789 W. Littleton Blvd.
Littleton, CO 80120
(303) 797-5417
(Address, including zip code, and telephone number,
including area code, of registrant’s  principal executive offices)

Paul Laird
1789 W. Littleton Blvd.
Littleton, CO 80120
(303) 797-5417
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to

William T. Hart
Hart & Hart, LLC
1624 Washington Street
Denver, CO 80203
(303) 839-0061

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common stock (2)

Total	13,062,540	$1.11	$14,499,419	$1,867.53

(1)	Offering price computed in accordance with Rule 457 (c).
(2)	Shares of common stock offered by selling shareholders.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

DIVERSIFIED RESROUCES, INC.
Common Stock

By means of this prospectus a number of our shareholders are offering to sell up to 13,062,540 shares of our common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “DDRI”.  On September 30, 2014, the closing price of our common stock was $1.45.

The shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

The date of this prospectus is ___________, 2014.

PROSPECTUS SUMMARY

We were incorporated on March 19, 2009 in Nevada.  In 2009, we leased two unpatented mining claims located in Esmeralda County, Nevada.  In January 2011, we staked an additional twenty unpatented mining claims in the same area.  Due to the lack of capital, we no longer have any interest in these mining claims and we were inactive prior to November 2013.

On November 21, 2013 we acquired 100% of the outstanding shares of NRG in exchange for 14,872,157 shares of our common stock.

NRG was incorporated in Colorado in 2000, but was relatively inactive until December 2010.  In December 2010, NRG acquired oil and gas wells, leases and other properties from Energy Oil and Gas, Inc.  See the “Business” section of this prospectus for more information.

The Offering

By means of this prospectus:

●	a number of the former shareholders of NRG are offering to sell up to 10,250,540 shares of our common stock which they acquired in connection with our acquisition of NRG; and
●	persons that purchased 2,752,000 shares of our common stock in private offerings are offering to sell their shares.

See the section of this prospectus entitled “Selling Shareholders” for more information.

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the lack of any relevant operating history, losses since we were incorporated, the possible need for us to sell shares of our common stock to raise capital and our auditors, in their report on our financial statements for the years ended October 31, 2013 and 2012 expressed substantial doubt as to our ability to continue as a going concern.  See the “Risk Factors” section of this prospectus below for additional Risk Factors.

As of the date of this prospectus, we had   20,019,874 outstanding shares of common stock.

Forward-Looking Statements

This prospectus contains or incorporates by reference forward-looking statements, concerning our financial condition, results of operations and business.  These statements include, among others:

●	statements concerning the benefits that we expect will result from the business activities that we contemplate; and
●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates” or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.  Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.

To the extent, the information contained in this prospectus, changes in any material respect, we will amend this prospectus.

RISK FACTORS

This section of the prospectus discloses all material risks known to us.  We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.  If any of the risks discussed below materialize, our common stock could decline in value or become worthless.

If we continue to suffer losses, we may not be able to stay in business.  We suffered net losses of $(1,170,403) and $(842,219) during the years ended October 31, 2013 and October 31, 2012, respectively, and a net loss of $(1,112,039) during the nine months ended July 31, 2014.  We had negative working capital in the amount of $(364,576) at July 31, 2014.

Our failure to obtain capital may restrict operations.  We may need additional capital to fund operating losses and to expand business.  We do not know what the terms of any future capital raising may be but any future sale of equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors pay for the shares of common stock.  Our failure to obtain the capital which is required may result in the slower implementation of our business plan.  There can be no assurance that we will be able to obtain the capital needed.

Drilling.  Energy exploration is not an exact science, and involves a high degree of risk.  The primary risk lies in the drilling of dry holes or drilling and completing wells that, though productive, do not produce oil/gas/natural gas liquids in sufficient amounts to return the amounts expended and produce a profit.  Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids, malfunctioning of separation plants and systems and other conditions are involved in drilling and completing wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented.  In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs.  Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil, gas or gas liquids from the well.

Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than with development drilling.  Exploratory drilling itself can involve varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs.  While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil, gas and natural gas liquids than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of a well is, to a certain extent, less risky than drilling, the process of completing a well is nevertheless associated with considerable risk.  In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil in order to repay the investment in the well.  As a result, there is considerable economic risk associated with our activities.

Economic Factors in Oil, Gas and Natural Gas Liquids Exploration.  The acquisition, exploration and development of energy properties, and the production and sale of oil, natural gas and natural gas liquids are subject to many factors which are outside the Company’s control.  These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Title Uncertainties.  Interests that we may acquire in properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.  We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests it acquires.  It is possible that, at some point, we will have to undertake title work involving substantial costs.  In addition, it is possible that we may suffer title failures resulting in significant losses.

Uninsured Risks.   The drilling of wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties.  We intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because such insurance may not be available, premium costs may be deemed unduly high, or for other reasons.  Accordingly, uninsured liabilities to third parties could result in the loss of funds or property.

Government Regulation.    Our operations are affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil, natural gas and gas liquids.  These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, completion technologies and other matters.  Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.  In addition, the production of oil, natural gas and natural gas liquids may be interrupted or terminated by governmental authorities due to ecological, environmental and other considerations.  Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect proposed operations.

From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil.  No prediction can be made as to what additional legislation may be proposed or enacted.  Oil producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials.  Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

Environmental Laws.  Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control.  Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect earnings.  It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on operations in the future although compliance may necessitate significant capital outlays, materially affect earning power or cause material changes in our intended business.  In addition, we may be exposed to potential liability for pollution and other damages.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in our securities and investors may find it difficult to sell their shares.  Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.  The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

MARKET FOR OUR COMMON STOCK

Since November 2012, our common stock has been quoted on the OTCQB tier of the OTC Markets Group under the symbol “DDRI”.  However, our common stock did not begin to trade until July 2013.  The following shows the reported high and low prices for our common stock, based on information provided by the OTCQB, for the three months ended October 31, 2013.  The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

October 31, 2013	$1.20	$0.70
January 31, 2014	$1.30	$0.70
April 30, 2014	$2.25	$0.80
July 31, 2014	$1.50	$1.10

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.  We currently intend to retain any future earnings to finance future growth.  Any future determination to pay dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

Our Articles of Incorporation authorize our Board of Directors to issue up to 50,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

As of the date of this prospectus, we had approximately 205 shareholders of record and 20,019,874 outstanding shares of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our financial statements included as part of this prospectus.

We were incorporated on March 19, 2009 in Nevada.  In 2009, we leased two unpatented mining claims located in Esmeralda County, Nevada.  In January 2011, we staked an additional twenty unpatented mining claims in the same area.  Due to the lack of capital, we no longer have any interest in the mining claims and we were inactive prior to November 2013.

On November 21, 2013 we acquired 100% of the outstanding shares of Natural Resource Group, Inc. in exchange for 14,872,157 shares of our common stock.

Although, from a legal standpoint, we acquired NRG on November 21, 2013, for financial reporting purposes the acquisition of NRG constituted a recapitalization, and the acquisition was accounted for similar to a reverse merger, whereby NRG was deemed to have acquired us.  Consequently, the historical financial statements of NRG are now our historical financial statements.  From and after November 21, 2013, our financial statements will be consolidated with those of NRG, our wholly owned subsidiary.

NRG was incorporated in Colorado in 2000, but was relatively inactive until December 2010.  In December 2010, NRG acquired oil and gas wells, leases and other properties from Energy Oil and Gas, Inc.

Results of Operations

Material changes of certain items in our statements of operations included in our financial statements for the periods presented are discussed below.

Year ended October 31, 2013 Compared to Year Ended October 31, 2012

For the year ended October 31, 2013 we reported a net loss of $(1,170,403) or $ (0.09) per share compared with a net loss of $ (842,219) or $ (0.06) per share for the year ended October 31, 2012.  The increase in the net loss of $ 328,184 (39%) principally arises from the other income (expense) category in the statement of operations, primarily the loss on extinguishment of debt in the amount of $330,638.

Operating revenues were $96,155 for the year ended October 31, 2013 compared with $79,104 for the year ended October 31, 2012.  Operating revenues increased $17,051 (22%) for the year ended October 31, 2013 compared to the year ended October 31, 2012.  Of that increase, our oil and gas revenues increased $6,704 (8%) and consulting fees of $10,347 accounted for the increase. The increase on oil and gas revenues is primarily attributable to increased prices for the oil and gas sold.  We have, and will, provide consulting services for other entities; however, it is not considered a normal recurring business and not the primary focus of our business.

Exploration costs, including dry holes, were $69,878 for the year ended October 31, 2013 compared with $69,718 for the year ended October 31, 2012, an increase of $160 (0.2%). The fluctuations are considered normal in the ordinary course of business.

Lease operating expenses were $189,212 for the year ended October 31, 2013 compared with $117,357 for the year ended October 31, 2012.  Lease operating expenses increased $71,855 (61%) for the year ended October 31, 2013 compared to the year ended October 31, 2012.  The primary increase was at the Garcia Field in the amount of $55,084 in additional compression expenses combined with costs in the amount of $16,771at the Garcia Field and the DJ area.  Increased compression expenses arose because we added additional compression facilities at the Garcia Field not present in 2012. The fluctuations are considered normal in the ordinary course of business.

General and Administrative expenses were $494,845 for the year ended October 31, 2013 compared with $497,258 for the year ended October 31, 2012, a decrease of $2,413 (0.4%). The fluctuations are considered normal in the ordinary course of business.

Depreciation expense was $7,641 for the year ended October 31, 2013 compared with $1,148 for the year ended October 31, 2012, an increase of $6,493 (566%) and is a result of increased equipment in 2013 compared to 2012.

Depletion expense was $13,800 for the year ended October 31, 2013 compared with $25,155 for the year ended October 31, 2012, a decrease of $11,355 (45%) and is primarily a function of decreased production combined with changes in estimated reserves for the calculation.    The fluctuations are considered normal in the ordinary course of business.

Impairments and abandonments were $0 for the year ended October 31, 2013 compared with $120,798 for the year ended October 31, 2012, a decrease of $120,798 because we did not incur impairments or abandon any properties in 2013.

Accretion expense was $20,800 for the year ended October 31, 2013 compared with $19,245 for the year ended October 31, 2012, an increase of $1,555 (8%). The fluctuations are considered normal in the ordinary course of business.

We incurred losses on the extinguishment of debt in the amount of $330,638 for the year ended October 31, 2013, compared with $0 for the year ended October 31, 2012.  The increase arose because we settled certain obligations using our Common Stock in 2013 and such settlements were not present in 2012.

We incurred losses on the sale of equipment in the amount of $13,158 for the year ended October 31, 2013, compared with $0 for the year ended October 31, 2012. The increase arose because we did not dispose of any assets in 2012.

Interest expense was $126,586 for the year ended October 31, 2013, compared with $70,644 for the year ended October 31, 2012, an increase of $55,942 (79%).  The increase is directly attributable to the increased amount of loans outstanding during 2013 compared to 2012.

For the three months ended July 31, 2014 compared to the three months ended July 31, 2013

For the three months ended July 31, 2014 we reported a loss of $(396,179) or $(0.02) per share compared to a net loss of $(719,693) or $(0.05) per share for the three months ended July 31, 2013. The decrease in the net loss of $(323,514) principally resulted from a loss of $330,638 on disposition of assets during the three months ending July 31, 2013, with no comparable loss in 2014.

Oil and gas sales were $46,352 and $17,831 for the three months ending July 31, 2014 and 2013 respectively; an increase of $28,521 (160%).  The increase is principally attributable to the timing of when the loads were picked up by the transportation company.

Exploration costs were $0 and $16,500 for the three months ending July 31, 2014 and 2013 respectively; a decrease of $16,500 (100%).   The company did not incur any exploration activities during three months ended July 31, 2014.

Lease operating expenses were $84,205 and $101,046 for the three months ending July 31, 2014 and 2013 respectively; a decrease of $16,841 (17%).  The decrease is principally attributable to additional compressor leases at the Garcia Field.  Increased compression expenses arose because the Company added additional compression facilities at the Garcia Field during three months ended July 31, 2013. The fluctuations are considered normal in the ordinary course of business.

General and administrative expenses were $335,287 and $247,772 for the three months ending July 31, 2014 and 2013 respectively; an increase of $87,515 (35%).  Professional services and other consultants accounted for approximately $70,000 of the increase and the balance of $17,515 consisted of miscellaneous general and administrative expenses.  The increase in professional and consulting services is attributable to becoming a public company in period ending July 31, 2014 versus being a private company in the same period in 2013.  The increase in other miscellaneous expenses is considered normal in the ordinary course of business.

Depreciation expense was $3,820 and $1,216 for the three months ending July 31, 2014 and 2013 respectively; an increase of $2,604 (214%). The increase arises from the Company adding additional equipment in the 2014 period.

Depletion expense was $9,974 and $3,000 for the three months ending July 31, 2014 and 2013 respectively; an increase of $6,974 (232%). The increase arises from the increased production in 2014 period.

Accretion expense was $2,000 and $5,200 for the three months ending July 31, 2014 and 2013 respectively; a decrease of $3,200 (62%).  The decrease is a result of changes in the estimated asset retirement obligation assumptions.

Loss on debt extinguishment was $0 and $330,638 for the three months ending July 31, 2014 and 2013 respectively; a decrease of $330,638 (100%).   The Company did not incur any loss on debt extinguishment during three months ended July 31, 2014.

Interest expense was $7,245 and $32,152 for the three months ending July 31, 2014 and 2013 respectively; a decrease of $24,907 (77%). The decrease arises from decreased amortization of the debt discount which concluded in January 2014.

For the nine months ended July 31, 2014 compared to the nine months ended July 31, 2013

For the nine months ended July 31, 2014 we reported a loss of $(1,112,039) or $(0.06) per share compared with a net loss of $(986,549) or $(0.07) per share for the nine months ended July 31, 2013. The increase in the net loss of $(125,490) principally arises from increased operations and costs associated with becoming a public company in the period ending July 31, 2014 versus being a private company in the same period in 2013.

Oil and gas sales were $68,992 and $49,944 for the nine months ending July 31, 2014 and 2013 respectively; an increase of $19,048 (38%).  The change is primarily due to the timing of when Oil was picked up by the transportation company.

Exploration costs were $41,801 and $49,520 for the nine months ending July 31, 2014 and 2013 respectively; a decrease of $7,719 (16%).   The decrease is principally attributable to decreased exploration activities during 2014.

Lease operating expenses were $206,223 and $137,576 for the nine months ending July 31, 2014 and 2013 respectively; an increase of $68,647 (50%). The increase is principally attributable to additional compressor leases at the Garcia Field. Increased compression expenses arose because the Company added additional compression facilities at the Garcia Field not present throughout 2013. The fluctuations are considered normal in the ordinary course of business.

General and administrative expenses were $850,909 and $362,872 for the nine months ending July 31, 2014 and 2013 respectively; an increase of $488,037 (134%).  The following table summarizes the fluctuations.

Professional Fees	$212,119
Land, exploration and engineering consultants	77,608
Travel	17,725
Financial public relations consultants	102,586
Insurance	21,984
Filing fees and stock transfer costs	14,438
Miscellaneous other	41,577
$488,037

Professional fees, land, exploration and engineering consultants, financial public relation consultants and filing fees and stock transfer costs increases are a result of the Company becoming public in the nine months ending July 31, 2014 as opposed to being private in the nine months ending July 31, 2013 and are considered normal in the ordinary course of business. In addition, during the nine months ending July 31, 2014, the Company paid consulting fee in relations to the fund raising activates.

Increases in insurance, filing fees, and miscellaneous costs are considered normal in the ordinary course of business.

Depreciation expense was $11,178 and $3,184 for the nine months ending July 31, 2014 and 2013 respectively; an increase of $7,994 (251%). The increase arises from the Company adding additional equipment in the 2014 period.

Depletion expense was $14,074 and $10,400 for the nine months ending July 31, 2014 and 2013 respectively; an increase of $3,674 (35%). The increase resulted from the increased production in 2014 period.

Accretion expense was $6,000 and $15,600 for the nine months ending July 31, 2014 and 2013 respectively; a decrease of $9,600 (62%).  The decrease is a result of changes in the estimated asset retirement obligation assumptions.

The Company incurred a loss on the disposal of oil and gas compression equipment in the nine months ended July 31, 2013 of $34,480, and $0 in the nine months ending July 31, 2014 because the Company did not have any disposals in the 2014 period.

Loss on debt extinguishment was $0 and $330,638 for the nine months ending July 31, 2014 and 2013 respectively; a decrease of $330,638 (100%).   The company did not incur any loss on debt extinguishment during nine months ended July 31, 2014.

Interest expense was $50,846 and $92,219 for the nine months ending July 31, 2014 and 2013 respectively; a decrease of $41,373 (45%). The decrease arises from decreased amortization of the debt discount which concluded in January 2014.

Trends

The factors that will most significantly affect future operating results will be:

●	the sale prices of crude oil;
●	the amount of production from oil, gas and gas liquids wells in which we have an interest;
●	lease operating expenses;
●	the availability of drilling rigs, drill pipe and other supplies and equipment required to drill and complete oil wells; and
●	corporate overhead costs.

Revenues will also be significantly affected by our ability to maintain and increase oil, gas and natural gas liquids production.

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Liquidity and Capital Resources

Our sources and (uses) of funds for the years ended October 31, 2013 and 2012 are shown below:
	Years Ended October 31,
	2013	2012

Net cash (used in) operations	$(642,311)	$(451,168)
Proceeds from sale of assets	65,583	-
Purchase of property equipment	(19,412)	(3,122)
Purchases of oil and gas properties	(240,965)	(251,581)
Proceeds from the sale of common stock	859,760	350,000
Proceeds from notes payable	79,965	320,000
Payments on notes payable	(1,508)	(1,105)
Payments on related party notes payable	(32,730)	(28,957)
Net increase (decrease) in cash	$68,382	$(65,933)

Our sources and (uses) of funds for the nine months ended July 31, 2014 and 2013 are shown below:
	Nine Months ended July 31,
	2014	2013

Cash used in operations	$(1,299,731)	$(555,602)
Proceeds from sale of assets	--	65,582
Purchase of oil and gas properties	--	(57,424)
Purchase of equipment	(1,278)	(17,826)
Sale of common stock	1,347,000	691,937
Loans	--	79,965
Payment on notes payable	(3,312)	(33,105)
Net increase in cash	$42,679	$173,527

Between October 1, 2013 and August 31, 2014 we raised $1,511,250 from the sale of 2,742,500 shares of our common stock (at prices of $1.00, $0.80 and $0.50 per share) in private offerings.

As of August 31, 2014, operating expenses were approximately $95,600 per month, which amount includes salaries and other corporate overhead, but excludes lease operating and interest expenses.

See Notes 5 and 6 to the July 31, 2014 financial statements included as part of this prospectus for information concerning our outstanding loans.

We estimate our capital requirements for the twelve months ending August 31, 2015 will be as follows:

•	Drilling, completing, and well work-overs	$3,295,000
•	Seismic work	$40,000

Any cash generated by operations, after payment of general, administrative and lease operating expenses, will be used to drill and, if warranted, complete oil/gas/ngl wells, acquire oil and gas leases covering lands which are believed to be favorable for the production of oil, gas, and natural gas liquids, and to fund working capital reserves.  Our capital expenditure plans are subject to periodic revision based upon the availability of funds and expected return on investment.

It is expected that our principal source of cash flow will be from the sale of crude oil, natural gas and natural gas liquids which are depleting assets. Cash flow from the sale of oil/gas/ngl production depends upon the quantity of production and the price obtained for the production.  An increase in prices will permit us to finance operations to a greater extent with internally generated funds, may allow us to obtain equity financing more easily or on better terms.   However, price increases heighten the competition for oil prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

A decline in hydrocarbon prices (i) will reduce cash flow which in turn will reduce the funds available for exploring for and replacing reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of  prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential  reserves in relation to the costs of exploration, (v) may result in marginally productive wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil properties and correspondingly reduce the prices paid for leases and prospects.

Although we plan to generate profits by acquiring, drilling and/or completing productive wells, we need to obtain additional capital to continue operating.  However, we plan to obtain the funds required to drill, and if warranted, complete new wells with any net cash generated by operations, through the sale of securities, from loans from third parties or from third parties willing to pay our share of the cost of drilling and completing the wells as partners/participants in the resulting wells.  We do not have any commitments or arrangements from any person to provide it with any additional capital.  We may not be successful in raising the capital needed to drill oil wells.  Any wells which may be drilled may not produce oil.

Other than as disclosed above, we do not know of any:

●	trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in liquidity; or
●	significant changes in expected sources and uses of cash.

Contractual Obligations

Our material future contractual obligations as of October 31, 2013 were as follows:

Description	Total	2014	2015	2016	Thereafter

Repayment of loans	$424,906	$323,588	$111,762	$4,692	$4,380

Our material future contractual obligations as of July 31, 2014 were as follows:

Description	Total	2014	2015	2016	Thereafter

Repayment of loans	$371,109	$250,092	$112,022	$5,225	$3,771

Critical Accounting Policies and New Accounting Pronouncements

See Note 1 to the October 31, 2013 and Note 3 to the July 31, 2014, financial statements included as part of this prospectus for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

BUSINESS

We were incorporated on March 19, 2009 in Nevada.  In 2009, we leased two unpatented mining claims located in Esmeralda County, Nevada.  In January 2011, we staked an additional twenty unpatented mining claims in the same area.  According to the lease, the additional mining claims were subject to the lease and we agreed to pay the lessor annual royalty payments.  We did not pay the annual royalty of $10,000 which was due on June 15, 2012.  As a result, our lease on the mining claims terminated.  Due to the lack of capital, we were inactive prior to November 2013.

On November 21, 2013 we acquired all of the outstanding shares of Natural Resource Group, Inc. (“NRG”) in exchange for 14,872,157 shares of our common stock.

In connection with the acquisition:

●	Paul Laird, Duane Bacon, Roger May, and Albert McMullin were appointed as our officers and/or directors;
●	Philip F. Grey resigned as our officer;
●	Mr. Grey sold 2,680,033 shares of our common stock to us for nominal consideration. The shares purchased from Mr. Grey were returned to the status of authorized but unissued shares;
●	the former shareholders of NRG now own 85% of outstanding shares of common stock; and
●	NRG became our wholly owned subsidiary.

Unless otherwise indicated, all references to us include the operations of NRG.

Overview of Natural Resource Group

NRG was incorporated in Colorado in 2000 but was relatively inactive until December 2010.

In December 2010 NRG acquired oil and gas properties from Energy Oil and Gas, Inc. for 2,500,000 shares of its common stock and a promissory note in the principal amount of $360,000.  As of September 30, 2014, the principal amount of this note was $107,070.

Included as part of the acquisition were:

Garcia Field

●	leases covering 4,600 gross (4,600 net) acres,
●	four wells which produce natural gas and naturals gas liquids;
●	a refrigeration/compression plant which separates natural gas liquids from gas produced from the four wells; and
●	one injection well;

Denver-Julesburg Basin

●	leases covering 1,400 gross (1,400 net) acres,
●	three shut-in wells which need to be recompleted; and
●	three producing oil and gas wells.

Subsequent to December 2010 leases, covering 160 acres in the Garcia Field were sold and leases covering 960 acres in the Garcia Field expired.

Garcia Field

We have a 100% working interest (81.25% net revenue interest) in oil and gas leases covering 4,600 acres in the Garcia Field.

The Garcia Field is located in Las Animas County approximately 10 miles from Trinidad, Colorado.  The Garcia Field was first discovered in 1940 when the Maldonado #1, produced 500 mcf per day of gas from the Niobrara formation. A stripping plant separated natural gas liquids from the gas and was operational for eight years until the Maldonado #1 was plugged in 1948.  Between 1978 and 1982 twenty wells were drilled, tested for initial production and shut-in. Since there was no natural gas transportation line in the area, the wells were never produced.  Additionally, until Energy Oil and Gas acquired the field in 2005 no natural gas liquids were produced commercially.  In 2003, the entire field was force plugged as required by the state of Colorado, except for three wells which Energy Oil and Gas acquired from the state.  Energy Oil and Gas subsequently drilled two additional wells and installed a new separation plant.  Four of the five wells acquired from Energy Oil and Gas are currently producing a combined total of 110 mcf of gas per day.  Two gallons of 1500 BTU natural gas liquids can be separated from each mcf of gas.  The natural gas liquids are sold to a third party at a price, as of the date of this prospectus, of $1.15 per gallon.

The fifth well is used to re-inject the gas back into the Apishapa and Niobrara formations since, as of the date of this prospectus, our wells were still not connected to a gathering line which is needed to transport the gas to commercial markets.  Kinder Morgan (KM) has a transportation line approximately eight miles north of the field.  We believe there is enough capacity in KM’s transportation line to transport gas produced from our wells.  However, to connect our wells to the KM line, we will need to install an eight mile long gathering system at an estimated cost of $1,000,000, which includes a tap fee.

In 2012 we installed new equipment at its refrigeration/compression plant.  We expect that the new equipment will increase the yield of natural gas liquids to 3.5 gallons per mcf.

In 2012 we drilled a shallow (1,600 foot) well in the field.  As of the date of this prospectus, the well was in the process of completion.

The gas from our wells has a BTU content of approximately 1,500.  It is our belief that there is a productive oil formation in the Garcia Field since, from data acquired throughout the United States, it is apparent that no 1500 BTU gas has ever been produced in an area not associated with oil production.

As of August 31, 2014, we were in the process of permitting three well locations.  The new wells will be drilled to a depth of approximately 2,000 feet for the shallow natural gas liquid wells and up to 7,000 feet for deep wells which will be drilled to determine if commercial reserves of oil exist. Each well will take approximately 7-14 days to drill and complete. The drilling and completion costs for each well is estimated to be $75,000 for the shallow wells and up to $400,000 for the deep wells.

Participation Agreement

During the year ended October 31, 2012, we borrowed $250,000 from an unrelated third party.  In consideration for making the loan, the lender was assigned a 1% overriding royalty interest in the Garcia field, as well as a net profits interest in our four producing wells in the field and the three additional wells we plan to drill in the field.

The net profits interest is equal to 20% of the gross proceeds from the sale of oil, gas or natural gas liquids from the four producing wells and the three additional wells to be drilled in the Garcia field, reduced by 20% of the following expenditures:

●	any overriding royalties or other burden on production, not to exceed a 20% of gross production;
●	production, severance and similar taxes assessed on production;
●	costs reasonably incurred to process the production; and
●	costs reasonably incurred in the transportation, delivery, storage and marketing of the production.

Denver/Julesburg Basin

We have a 100% working interest (80% net revenue interest) in oil and gas leases covering 920 acres in the Denver/Julesburg (“D-J”) Basin and the working and net revenue interests in the wells shown below:

Well Name	Working Interest	Net Revenue Interest

Shannon Roberts 1	75%	58.50%
Shannon Roberts 2-3-4	100%	78.00%
Lewton F Unit	100%	84.00%
UPPR Nichols	100%	85.00%

The reservoir rocks in the D-J Basin are Cretaceous sandstones, shales, and limestones deposited under marine conditions in the Western Interior Seaway.  The oil and gas is contained within Cretaceous formations in the deepest part of the Basin, where the rocks were subject to enough heat and pressure to generate oil and gas from organic material in the rock. Most of the producing formations are considered “tight,” having low natural permeability.

The D-J Basin was one of the first oil and gas fields where extensive hydraulic fracturing was performed routinely and successfully on thousands of wells.

In 2009, the US Energy Information Administration listed the Wattenberg Field (a primary field within the D-J Basin) as the 10th largest gas field in the United States in terms of remaining proved gas reserves, and 13th in remaining proved oil/condensate reserves.

Major operators in the field include Noble Energy, Anadarko Petroleum Corporation, Continental, Whiting Petroleum, and EnCana.

As of June 30, 2014 the producing wells acquired from Energy Oil and Gas were collectively producing approximately five bbls of oil and 32 mcf of gas per day.

We plan to hydraulically fracture our wells in the D-J Basin at a cost of approximately $35,000 per well.  Hydraulic fracturing involves the process of pumping a mixture into a formation to create pores and fractures, thereby improving the porosity of the formation and increasing the flow of oil and gas.  The mixture consists primarily of water and sand, with nominal amounts of other ingredients.  This mixture is injected into wells at pressures of 4,500-6,000 pounds per square inch.

In 2013 we acquired a 640 acre lease (100% working interest, 80% net revenue interest) in the D-J Basin.

Horseshoe – Gallup Field

On June 6, 2014, we entered into an agreement with an independent oil and gas company to acquire oil and gas properties consisting of producing oil and gas wells and oil and gas lease.

The purchase price for the oil and gas properties was to be payable in cash of $6,000,000, and 900,000 restricted shares of our common stock.

On August 7, 2014 the agreement was amended such that we would acquire all of the outstanding shares of the independent oil and gas company for the same price.

On October 7, 2014 we reached a new agreement with the independent oil and gas company which replaced, in its entirety, the June 6, 2014 agreement and the August 7, 2014 amendment.

Pursuant to the terms of the new agreement, we will acquire approximately 98% of the outstanding shares of the independent oil and gas company for cash of $500,000, 900,000 restricted shares of our common stock, a promissory note in the principal amount of approximately $1,800,000 and the assumption of liabilities of the independent oil and gas company in the approximate amount of $1,700,000 (subject to adjustment for unknown liabilities).  The note will be effective when certain leases covering Indian tribal lands have been issued.  The note will bear interest at 5% a year and will be payable in October 2016.

The assets of the independent oil and gas company consist of:

●	48 producing oil and gas wells, all of which we will operate after closing;

●	leases covering approximately 10,400 gross and net acres; and

●	miscellaneous equipment.

If the acquisition is completed, we will have:

●	an average working interest of approximately 100% (80% net revenue interest) in the 48 producing wells; and

●	an average 100% working interest (80% net revenue interest) in the oil and gas leases.

The oil and gas properties are located in the Horseshoe-Gallup field in San Juan County, New Mexico.

Production/Drilling/Leasehold Information

The following table shows net production of oil and gas, average sales prices and average production costs for the periods indicated:

	Years Ended October 31,
	2013	2012	2011

Production:
Oil (Bbls)	276	417	206
Gas (Mcf)	4,500	5,015	4,571
Natural Gas Liquids (gallons)	37,230	20,375	28,359

Average sales price:
Oil ($/Bbl1)	$86.79	$92.94	$91.57
Gas ($/Mcf2)	$4.87	$3.04	$4.76
Natural Gas Liquids ($/gal)	$0.81	$0.77	$1.36

Average production cost
per BOE3	$120.75	$61.13	$74.81

1	“Bbl” refers to one stock tank barrel, or 42 U.S. gallons liquid volume in reference to crude oil or other liquid hydrocarbons.

2	“Mcf” refers to one thousand cubic feet of natural gas.

3
“BOE” refers to barrel of oil equivalent, which combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil. One barrel of natural gas liquids is assumed to equal 0.61 barrel of oil.

Production costs generally include pumping fees, maintenance, repairs, labor, utilities and administrative overhead.  Taxes on production, including ad valorem and severance taxes, are not included in production costs.  We are not obligated to provide a fixed and determined quantity of oil or gas to any third party in the future.  During the last three fiscal years, we have not had, nor do we now have, any long-term supply or similar agreement with any government or governmental authority.

The following shows our drilling activity for the three years ended October 31, 2013.

	October 31,
	2013		2012		2011
	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive	1	0.75	1	1	--	--
Nonproductive	--	--	--	--	--	--

Productive Wells:
Productive	--	--	--	--	--	--
Nonproductive	--	--	--	--	--	--

As of August 31, 2014 we were not drilling or reworking any oil or gas wells, and one well in the Garcia Field was awaiting completion.

The following table shows, as of August 31, 2014, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

	Productive Wells		Developed Acreage		Undeveloped Acreage(1)
Location	Gross	Net	Gross	Net	Gross	Net

Colorado:
Garcia Field	5	5	200	200	4,400	4,400
D-J Basin	4	3	160	160	760	760

(1)
Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

The following table shows, as of August 31, 2014, the status of our gross acreage:

Location	Held by Production	Not Held by Production

Colorado:
Garcia Field	4,600	--
D-J Basin	280	640

Acres that are Held by Production remain in force so long as oil or gas is produced from one or more wells on the particular lease. Leased acres that are not Held by Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage. At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

The following table shows the years our leases, which are not Held By Production, will expire, unless a productive oil or gas well is drilled on the lease.

Leased Acres	Expiration of Lease

640	7/22/2015

During the year ending August 31, 2015, we plan to:

●	recomplete the three shut-in wells acquired from Energy Oil and Gas, at a cost of approximately $130,000 per well;
●	drill up to eight additional wells to the Sussex formation (5,700 feet) in the D-J Basin. The cost to drill, and if warranted complete, each well will be approximately $350,000; and
●	drill at least one well in the D-J Basin to the Codell/Niobrara formations (7,800 feet). The cost to drill, and if warranted complete, the well will be approximately $800,000.

Proved Reserves

Below are estimates of NRG’s net proved reserves as of October 31, 2013, net to our interest. All of NRG’s proved reserves are located in Colorado.

Estimates of volumes of proved reserves at October 31, 2013 are presented in barrels (Bbls) for oil and, for natural gas, in millions of cubic feet (Mcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.

	Oil	Gas	NGL
	(Bbls)	(Mcf)	Gallons

Proved Developed:
Producing	5,379	68,406	--
Non-Producing	--	--	--
Proved Undeveloped	24,077	689,234	4,678,103

‘‘Bbl’’ refers to one stock tank barrel, or 42 U.S. gallons liquid volume, in reference to crude oil or other liquid hydrocarbons. ‘‘Mcf’’ refers to one thousand cubic feet. A BOE (i.e., barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil. Below are estimates of the Company’s present value of estimated future net revenues from proved reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is based upon benchmark prices that reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and gas during the year ended October 31, 2013. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

Future cash inflows	$9,295,085
Deductions (including estimated taxes)	(7,994,409)
Future net cash flow	1,300,676
Discount to present value	(990,662)
Discounted future net cash flow	$310,014

Gustavson Associates, LLC prepared the estimates of NRG’s proved reserves, future production and income attributable to NRG’s leasehold interests in the Garcia Field as of October 31, 2013.  Gustavson Associates is an independent petroleum engineering firm that provides petroleum consulting services to the oil and gas industry.  The estimates of drilled reserves, future production and income attributable to certain leasehold and royalty interests are based on technical analysis conducted by engineers employed at Gustavson Associates.

Letha C. Lencioni was the technical person primarily responsible for overseeing the preparation of the reserve report for the Garcia Field.  Ms. Lencioni earned a Bachelor’s Degree in Petroleum Engineering in 1980 from Tulsa University and has more than 30 years of practical experience in the estimation and evaluation of petroleum reserves.  Gustavson Associates has more than 30 years of practical experience in the estimation and evaluation of petroleum reserves.

McCartney Engineering, LLC prepared the estimates of NRG’s proved reserves, future production and income attributable to NRG’s leasehold interests in the D-J Basis as of October 31, 2013. McCartney Engineering is an independent petroleum engineering firm that provides petroleum consulting services to the oil and gas industry.  The estimates of drilled reserves, future production and income attributable to certain leasehold and royalty interests are based on technical analysis conducted by engineers employed at McCartney Engineering.

Jack A. McCartney was the technical person primarily responsible for overseeing the preparation of the reserve report for the D-J Basin.  Mr. McCartney earned a Bachelor’s Degree in Petroleum Engineering from Colorado School of Mines in 1965 and a Master’s Degree in Engineering in 1971 from Colorado School of Mines.  McCartney Engineering has more than 40 years of practical experience in the estimation and evaluation of petroleum reserves.

Paul Laird, our Chief Executive Officer, oversaw the preparation of the reserve estimates by McCartney Engineering, LLC and Gustavson Associates, LLC.  Mr. Laird has over 30 years’ experience in oil and gas exploration and development.  We do not have a reserve committee and do not have any specific internal controls regarding the estimates of reserves.

Proved reserves include only those amounts which we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of proved reserves.

Proved reserves were estimated by performance methods, the volumetric method, analogy, or a combination of methods utilizing present economic conditions and limited to those proved reserves economically recoverable. The performance methods include decline curve analysis that utilize extrapolations of historical production and pressure data available through October 31, 2013 in those cases where such data were considered to be definitive.

Forecasts for future production rates are based on historical performance from wells currently on production in the region with an economic cut-off for production based upon the projected net revenue being equal to the projected operating expenses. No further reserves or valuation were given to any wells beyond their economic cut-off. Where no production decline trends have been established due to the limited historical production records from wells on the properties, surrounding wells historical production records were used and extrapolated to wells of the property.  Where applicable, the actual calculated present decline rate of any well was used to determine future production volumes to be economically recovered. The calculated present rate of decline was then used to determine the present economic life of the production from the reservoir.

For wells currently on production, forecasts of future production rates were based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to economic depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Proved developed non-producing and undeveloped reserves were estimated primarily by the performance and historical extrapolation methods. Test data and other related information were used to estimate the anticipated initial production rates from those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at a date determined to be reasonable.

In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conducts successful exploration and development activities, or both, proved reserves will decline as reserves are produced.  Accordingly, volumes generated from future activities are highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

Future Operations

We plan to evaluate other undeveloped oil prospects and participate in drilling activities on those prospects which, in management’s opinion, are favorable for the production of oil, gas and natural gas liquids.  Initially, we plan to concentrate its activities in the Garcia and Wattenberg fields in Colorado.  Our strategy is to acquire prospects in or adjacent to existing fields with further development potential and minimal risk in the same area. The extent of our activities will primarily be dependent upon available capital.

If we believe a geographical area indicates geological and economic potential, we will attempt to acquire leases or other interests in the area.  We may then attempt to sell portions of our leasehold interests in a prospect to third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the other owners.  One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil reserves, additional wells may be drilled on the prospect.

We may also:

●	acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling and if warranted, completing oil wells on a prospect;
●	purchase producing oil properties;
●
enter into farm-in agreements with third parties. A farm-in agreement will obligate us to pay the cost of drilling, and if warranted completing a well, in return for a majority of the working and net revenue interest in the well; or

●	enter into joint ventures with third party holders of mineral rights.

Our activities will primarily be dependent upon available financing.

Title to properties which may be acquired will be subject to one or more of the following: royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil industry; liens for current taxes not yet due; and other encumbrances.  In the case of undeveloped properties, investigation of record title will be made at the time of acquisition.  Title reviews will be obtained before commencement of drilling operations.

Although we normally obtain title reports for oil leases we acquires, we have not in the past, and may not in the future, obtain title opinions pertaining to leases.  A title report shows the history of a particular oil and gas lease, as shown by the records of the county clerk and recorder, state oil or gas commission, or the Bureau of Land Management, depending on the nature of the lease.  In contrast, in a title opinion, an attorney expresses an opinion as to the persons or persons owning interests in a particular oil and gas lease.

Government Regulation

Although the sale of oil will not be regulated, federal, state and local agencies have promulgated extensive rules and regulations applicable to oil exploration, production and related operations. Most states, including Colorado, require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil. Colorado and other states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil properties, the establishment of maximum rates of production from oil wells and the regulation of spacing, plugging and abandonment of such wells.  The statutes and regulations of Colorado and other states limit the rate at which oil is produced from wells.  The federal and state regulatory burden on the oil industry increases costs of doing business and affects profitability. Because these rules and regulations are amended or reinterpreted frequently, we are unable to predict the future cost or impact of complying with those laws.

As with the oil and natural gas industry in general, our properties are subject to extensive and changing federal, state and local laws and regulations designed to protect and preserve natural resources and the environment.  The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend is likely to continue.  These laws and regulations often require a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit access, seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; impose substantial liabilities for pollution resulting from our operations; and require the reclamation of certain lands.

The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements.  Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act (‘‘CERCLA’’) and comparable state statutes impose strict and joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of ‘‘hazardous substances’’ found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.  The Resource Conservation and Recovery Act (‘‘RCRA’’) and comparable state statutes govern the disposal of ‘‘solid waste’’ and ‘‘hazardous waste’’ and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of ‘‘hazardous substance,’’ state laws affecting operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as ‘‘non-hazardous,’’ such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

Competition and Marketing

We will be faced with strong competition from many other companies and individuals engaged in the energy business, some of which are very large, well-established energy companies with substantial capabilities and established earnings records. We may be at a competitive disadvantage in acquiring prospects since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.

Exploration for, and the production of, oil, gas and natural gas liquids are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools.  We will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill wells.  Higher prices for products may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect the ability expeditiously to drill, complete, recomplete and work-over wells.

The market for oil, gas and natural gas liquids is dependent upon a number of factors beyond our control, which at times cannot be accurately predicted.  These factors include the extent of competitive domestic production and imports of oil, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation.  In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil.  As of October 31, 2013, our oil production was being sold to Suncor.  Natural gas sales were made to Kerr McGee and our natural gas liquids were being sold to Donovan Resources.

The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries (‘‘OPEC’’).  Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels.  We are unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil.

The market price for natural gas and natural gas liquids can be affected by supply and demand characteristics on a local basis.  Customarily there are transportation fees, tap fees and price adjustments paid to pipeline and liquids buying companies.  We are unable to predict the future prices we will receive for our production of natural gas, natural gas liquids and its components.

Although as of August 31, 2014 we were selling our crude oil to one customer and our natural gas liquids to another customer, we do not believe that the loss of either of these customers would have a material effect on our operations since there is a ready market for crude oil and natural gas liquids.

However, natural gas cannot be produced unless it is connected to a pipeline.

Our gas wells in the Garcia field are not connected to a pipeline.  If and when we are ble to connect our gas wells in the Garcia field to a pipeline, we will be dependent on the owner of the line to transport our gas.

Our wells in the D-J Basin are connected to a pipeline and, as of June 30, 2014, the wells were collectively producing approximately 32 mcf of gas per day.  However, if the pipeline was not available to transport our gas, we would have to shut in our gas wells until we could connect the gas wells to another pipeline  The pipeline presently transporting gas produced from our wells may be unavailable for a variety of reasons, including equipment failure and over capacity.

Our inability to transport gas produced from our wells may have a material adverse effect on our operations, depending upon the quantities of oil produced in comparison to the quantities of gas which could be produced if a pipeline was available.

Employees and Offices

As of September 30, 2014, we had four full-time employees and no part-time employees.

Our principal offices are located at 1789 W Littleton Blvd., Littleton, CO 80120.  Our offices, consisting of approximately 2200 square feet, are leased on a month-to-month basis at a rate of $2,667 per month.  Our Chief Executive Officer, Paul Laird, is a partner in the entity that owns the building.

We are a licensed oil and gas operator in Colorado.  We are the operator of our wells in the Garcia Field and the Denver-Julesberg Basin.

MANAGEMENT

Our current officers and directors are listed below. Directors are generally elected at an annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified.  Executive officers are elected by directors and serve at the board’s discretion.

Name	Age	Position

Paul Laird	57	Chief Executive Officer, Principal Financial and Accounting Officer and a Director
Duane Bacon	76	Chief Operating Officer and a Director
Roger May	57	Director
Albert McMullin	56	Director

On November 21, 2013, we acquired all of the outstanding shares of NRG in exchange for 14,872,157 shares of our common stock.  In connection with this transaction, Paul Laird, Duane Bacon, Roger May and Albert McMullin were appointed as our officers and/or directors.

The principal occupations of our officers and directors during the past several years are as follows:

Paul Laird was appointed our Chief Executive Officer and a director on November 21, 2013.  Since 1997, Mr. Laird has been the Chief Executive Officer and a Director of NRG.  Between 2004 and 2009 Mr. Laird was the Chief Executive Officer of New Frontier Energy, Inc.  Mr. Laird has over 30 years of experience in the Rocky Mountain oil and gas industry.

Duane Bacon was appointed as our Chief Operating Officer and a director on November 21, 2013.  Since December, 2010 Mr. Bacon has been the Chief Operating Officer of NRG.  From 2000 to 2010, Mr. Bacon has been the President of Energy Oil and Gas, Inc. a private exploration and production company located in Longmont, Colorado.

Roger May was appointed as one of our directors on November 21, 2013.   Between 2010 and 2013, Mr. May was a director of NRG.   Since 2005 Mr. May has been the Chief Executive Officer of RM Advisorts, LLC, a firm that consults with development-stage companies in the areas of capital formation and corporate structure. Mr. May has over 25 years of experience in the financial industry with Rauscher Pierce and Schneider Securities.

Albert McMullin was appointed as one of our directors on November 21, 2013.  He has been a director of NRG since 2011.  Since 2010 he has been a senior Vice President of All American Oil and Gas Company, a firm focusing on enhanced oil recovery in California and Texas.  Between 2006 and 2010 Mr. McMullin was the President of Standard Investment Company, a firm which provided consulting services to development stage companies.  He has over 35 years of experience in the energy field and has worked for Exxon, Atlantic Richfield and United Gas Pipeline.

The basis for the conclusion that each current director is qualified to serve as a director is shown below.

Name	Reason

Paul Laird	Oil and gas exploration and development experience

Duane Bacon	Oil and gas exploration and development experience

Name	Reason

Roger May	Investment banking experience

Albert McMullin	Oil and gas exploration and development experience

The Board of Directors serves as our audit and compensation committees.

Mr. McMullin is independent, as that term is defined in Section 803 A(2) of the NYSE MKT Company Guide.  We do not have a financial expert.

We have not adopted a code of ethics applicable to our principal executive, financial and accounting officers and persons performing similar functions.

Executive Compensation

The following table summarizes the compensation received by our principal executive and financial officers during the two years ended October 31, 2013.

				Restricted		Other
				Stock	Option	Annual
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation
Principal Position	Year	(1)	(2)	(3)	(4)	(5)	Total
		$					$

Paul Laird	2013	150,000	--	--	--	445	150,445
Chief Executive Officer	2012	150,000	--	--	--	791	150,791

Duane Bacon	2013	66,000	--	--	--	445	66,445
Chief Operating Officer	2012	66,000	--	--	--	791	66,791

Philip F. Grey	2013	--	--	--	--	--	--
Chief Executive	2012	--	--	--	--	--	--
Officer (prior to 11/21/13)

(1)
The dollar value of base salary (cash and non-cash) earned.  With the exception of Philip F. Grey, amounts reflect payments made by NRG for the periods shown.  During the years ended October 31, 2013 and October 31, 2012 we did not pay any compensation to any of our officers.

(2)	The dollar value of bonus (cash and non-cash) earned.
(3)	The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.
(4)	The value of all stock options computed in accordance with ASC 718 on the date of grant.
(5)	All other compensation received that could not be properly reported in any other column of the table.

The following shows the amounts we expect to pay to our officers and directors during the twelve months ending October 31, 2014 and the amount of time these persons expect to devote to us.

		Percent of Time
	Projected	to be Devoted to the
Name	Compensation	Company’s Business

Paul Laird	$150,000	100%

Duane Bacon	$66,000	100%

On January 1, 2011 we entered into an employment agreement with Paul Laird.  The employment agreement provides that we will pay Mr. Laird a monthly salary of $12,500 during the term of the agreement.  The Employment Agreement may be terminated at any time either by us or Mr. Laird.

On January 1st of each year Mr. Laird will receive an annual cost of living increase equal to that received by employees of the Federal Government for the most recent year that data is available.

If during the term of the Agreement we have three consecutive months of positive cash flow to such an extent that we would still be in positive cash flow if Mr. Laird’s salary was increased by 50%, Mr. Laird will receive an increase in his salary equal to his current salary multiplied by 50%.

If Mr. Laird resigns or is terminated within a period beginning six months prior, and ending six months after a change in control, Mr. Laird will receive a payment from us equal to twelve months of his then current salary.

If during the term of this Agreement Mr. Laird’s employment is terminated for any reason other than cause, death, or permanent disability, then we will pay Mr. Laird an amount equal to four months of his base salary then in effect.

For purposes of the employment agreement:

●
a change in control means either (i) a change in more than 32% of the members of the Board of Directors; or (ii) any entity, individual, or group of related entities or individuals obtains 40% or more of our ownership;

●	cause means:

(i)      the commission, conviction of, or a plea of "guilty" or "no contest" by Mr. Laird to a felony under the laws of the United States or any state if such felony is work-related, materially impairs Mr. Laird’s ability to perform services for us, or results in a material loss to us or material damage to our reputation;

(ii)      Mr. Laird’s theft of our funds or property;

●
permanent disability means Mr. Laird’s inability to perform the essential functions of his position with or without reasonable accommodation for a period of 90 consecutive days due to any physical or mental impairment.

On December 29, 2010 we entered into an employment agreement with Duane Bacon.  The employment agreement provides that we will pay Mr. Bacon a monthly salary of $5,500 during the term of the agreement.  The Employment Agreement may be terminated at any time either by us or Mr. Bacon.

On January 1st of each year Mr. Bacon will receive an annual cost of living increase equal to that received by employees of the Federal Government for the most recent year that data is available.

If during the term of the Agreement we have three consecutive months of positive cash flow to such an extent that we would still be in positive cash flow if Mr. Bacon’s salary was increased by 50%, Mr. Bacon will receive an increase in his salary equal to his current salary multiplied by 50%.

Upon the sale of any of our assets, any sale of our capital stock, or our acquisition or merger, we will pay Mr. Bacon 1.5% of the proceeds from the sale of the assets or capital stock, or 1.5% of the value of the acquisition or merger.

Upon our acquisition of any producing oil and gas properties, Mr. Bacon will receive 0.75% of the price paid for the properties.

If Mr. Bacon resigns or is terminated within a period beginning six months prior, and ending six months after a change in control, Mr. Bacon will receive a payment from us equal to twelve months of his then current salary.

If during the term of this Agreement Mr. Bacon’s employment is terminated for any reason other than cause, death, or permanent disability, then we will pay Mr. Bacon an amount equal to four months of his base salary then in effect.

For purposes of the employment agreement:

●
a change in control means either (i) a change in more than 32% of the members of the Board of Directors; or (ii) any entity, individual, or group of related entities or individuals obtains 40% or more of our ownership.

●	cause means:

(i)      the commission, conviction of, or a plea of "guilty" or "no contest" by Mr. Bacon to a felony under the laws of the United States or any state if such felony is work-related, materially impairs Mr. Bacon’s ability to perform services for us, or results in a material loss to us or material damage to our reputation;

(ii)     Mr. Bacon’s theft of our funds or property;

●
permanent disability means Mr. Bacon’s inability to perform the essential functions of his position with or without reasonable accommodation for a period of 90 consecutive days due to any physical or mental impairment.

Stock Option and Stock Bonus Plans.  We do not have any stock option plans, although we may adopt one or more of such plans in the future.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights or long-term incentive plans.

Employee Pension, Profit Sharing or other Retirement Plans.  We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Other Arrangements.  In 2011 we granted Paul Laird and Duane Bacon each a 1% overriding royalty on our leases in the Garcia Field.  In the discretion of our directors, we may in the future grant overriding royalty interests to other persons.

Compensation of Directors During Year Ended October 31, 2013.  During the year ended October 31, 2013, we did not compensate our directors for acting as such.

Related Party Transactions

In December 2010 NRG acquired oil and gas properties from Energy Oil and Gas, Inc. for 2,500,000 shares of NRG’s common stock and a promissory note in the principal amount of $360,000.  Duane Bacon, one of our officers and directors, controls Energy Oil and Gas, Inc.

In connection with the acquisition of NRG by us, the following officers and directors received shares of our common stock in the amounts shown below.

Name	Number of Shares

Paul Laird	3,135,642
Duane Bacon	2,020,531	(1)
Roger May	412,174
Albert McMullin	106,793

(1)
Shares were originally issued in the name of Energy Oil and Gas, Inc., a Company controlled by Mr. Bacon.  Mr. Bacon subsequently assigned 1,041,023 of these shares to a number of persons who are not affiliated with us.

Philip F. Grey, our former officer and director, agreed to assume all of our liabilities (which were approximately $58,000) as of November 21, 2013, the date of the acquisition of Natural Resource Group.

We paid $23,822, $43,116 and $63,074 during the fiscal years ended October 31, 2013, 2012 and 2011, respectively, to Paul Laird’s brother for land-man fees and expense reimbursements for performing contract land services for us.

We paid $60,730 to Roger May for investor relations consulting in fiscal 2013.

Paul Laird has a 50% interest in a partnership which leases office space to us.  We paid rent of $32,000 to the partnership in each of the three years ended October 31, 2013.

As discussed above under the heading “Other Arrangements”, we granted Paul Laird and Duane Bacon overriding royalties on some of our leases.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of the date of this prospectus by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of its common stock; (ii) each of our officers; (iii) each of our directors; and (iv) all the officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address	Number of Shares		Percentage
of Beneficial Owner	Beneficially Owned		of Class

Paul Laird	3,135,642		15.7
1789 W. Littleton Blvd.
Littleton, CO 80120

Duane Bacon	979,508		4.9
5982 Heather Way
Longmont, CO 80503

Roger May	412,174		2.2
2780 Indiana Street
Golden, CO 80401

Albert McMullin	156,793	(1)	0.5
4501 Merrie Lane
Belaire, TX 77401

Raymond Mcelhaney
4035 Reserve Point
Colorado Springs, CO 80904	1,464,081		7.3

All officers and directors
as a group (four persons)	4,684,174	23.1

(1)	Shares are held in the name of partnerships controlled by Mr. McMullin.

SELLING SHAREHOLDERS

By means of this prospectus:

●	the former shareholders of NRG are offering to sell up to 10,250,540 shares of our common stock which they acquired in connection with our acquisition of NRG; and
●	persons that purchased 2,752,000 shares of our common stock in private offerings are offering to sell their shares.

Acquisition of NRG

The selling shareholders named below acquired their shares in connection with our November 2013 acquisition of NRG.

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

Alexander, Nigel V.	255,000	255,000	--
Baral, Lance	7,500	7,500	--
Barish, Michael	250,000	250,000	--
Bates, Les	88,995	88,995	--
Benson, Gary L.	1,698	1,698	--
Bogani, Mark c/f Nicholas Bogani	45,000	45,000	--
Biozyme Incorporated	175,000	175,000	--
Boonenberg, W.G.	6,793	6,793	--
Bullock, Van K.	12,500	12,500
Burns, Randolph	20,000	20,000	--
Carlson, Becki L.	50,000	50,000	--
Canning, Tracy A.	127,174	127,174	--
Chramosta, Robert S. c/f Bella
Cangelosi Chramosta	45,000	45,000	--
Collier, Verne	630,000	630,000	--
Digiuseppe, Nicholas R.	150,000	150,000	--
Dosdall Properties, Inc.	135,000	135,000	--
Energy Oil & Gas	(2)	(2)	--
Forti, Thomas	75,000	75,000	--
Glenn and Jean Johnson Co.	37,364	37,364	--
Hamil, James R.	12,717	12,717	--

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

Hardgae, Samuel A.	450,000	450,000	--
Harpole, John A.	2,000	2,000	--
Hedberg, Brian	364,007	364,007	--
Hedberg, Jay Stanley	25,000	25,000	--
Hedberg, Kelli	50,000	50,000	--
Hill, Robert F.	89,674	89,674	--
Horstman, Robert A.	246,184	246,184	--
Howard, Gregory A.	2,038	2,038	--
Hyperion, LLC	150,000	150,000	--
Imhoff, Walter	50,679	50,679	--
Jantzen, Alan L.	2,038	2,038	--
Johnson, Van E.	13,587	13,587	--
Joyce, Robert and Colleen JTIC	150,000	150,000	--
Judith C. Jacobson Trust	50,000	50,000	--
Kontiki Ventures, LLC	50,000	50,000	--
Kroneberger, Bradley J.	67,364	67,364	--
Krug, William R.	6,793	6,793	--
Kuney, John R. Trust	15,000	15,000	--
Laird, Kevin	85,870	85,870	--
Laird, Steven M.	127,174	127,174	--
Laird, Tim	63,404	63,404	--
Loesch, Mary Beth	60,000	60,000	--
Lovett, Russell B. and Patricia E.	50,000	50,000	--
Mary Ann Strohl Living Trust	25,000	25,000	--
Mathies, Fred J.	20,380	20,380	--
McClinon, Rudolph, Jr.	679	679	--
McElhaney, Caitlin M.	135,181	135,181	--
McElhaney, Michelle C.	135,182	135,182	--
McElhaney, Raymond and Tamera	1,464,081	1,464,081	--
McGinnis, Ronald R.	72,917	72,917	--
Candace McKey	24,750	24,750	--
McKey, John D., Jr.	117,435	117,435	--
Morrison, Robert	197,935	197,935	--
Murphy, Jerome E.	30,000	30,000	--
Myers, Paul D.	35,000	35,000	--
Nordic, Gary E.	20,380	20,380	--
Norton, Robert and Lisa	175,000	175,000	--
Osbourn, Matthew N.	30,000	30,000	--
O’Shea, John P.	7,473	7,473	--
Pattison, K.L.	60,000	60,000	--
Peierls, Brian E.	33,967	33,967	--
Peierls, E. Jeffrey	33,967	33,967	--

			Shares to be
	Shares		Sold in this	Ownership
Name of Selling Shareholder	Owned		Offering	After Offering

Peterson, Kristine M.	50,000		50,000	--
Petrow, Chester B.	300,000		300,000	--
Red Rocks Farms Energy	500,000		500,000	--
Richard, James A.	6,793		6,793	--
Salna, Robert	105,000		105,000	--
Schramm, R. Ray	30,000		30,000	--
Scott T. Strohl Trust	50,000		50,000	--
Severance, H.L. Pension Plan and Trust	75,000		75,000	--
Severance, H.L. Profit Sharing Plan
and Trust	150,000		150,000	--
Sidney Strohl Living Trust	25,000		25,000	--
Slaton, Jolie	100,000		100,000	--
Steffens, Daniel Mark	6,793		6,793	--
Stehney, Jeffrey and Joy	100,000		100,000	--
Steinberg, Kathrine and Erik	1,359		1,359	--
Strohl, Sidney B.	75,000		75,000	--
Stucky Red Bluff, Inc.	75,000		75,000	--
Szekula, Steve	60,000		60,000	--
Tasha Cook Trust	50,000		50,000	--
Urbaniak, James and Therese	225,000		225,000	--
Wessels, Pete M.	60,000		60,000	--
Wilkins, Bernhard Charles	5,435		5,435	--
Winfield Exploration	6,793		6,793	--
Wright, James	15,877		15,877	--
Yellow Ribbon, Inc.	75,000		75,000	--
Yunt, William Eugene	13,587		13,587	--
Zini, Paul John	75,000		75,000	--
Fellowship of Christian Athletes	29,000	(1)	29,000	--
National Center for Fathering	29,000	(1)	29,000	--
	9,209,517		9,209,517

(1)	Shares were assigned to these entities by Raymond and Tamera McElhaney.
(2)
Subsequent to November 21, 2013, Energy Oil and Gas Corp. assigned its 2,020,531 shares to Duane and Ruth Bacon (979,508 shares) and to the persons listed below who may sell their shares by means of this prospectus.

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

Jennie Abdo	1,632	1,632	--
Dan Aubuchon	816	816	--
Cheryl Ann Contreras	300,241	300,241	--
Martin Barnett	2,449	2,449	--
Randall and Candace Bean	14,488	14,488	--
Cassandra Contreras	5,000	5,000	--
Catherine E. Daniel	5,000	5,000	--
Jessica L. Foisel	5,713	5,713	--
Mathew P. Foisel	5,713	5,713	--
Kurt Gerlach	6,530	6,530	--
Wayne Haker	816	816	--
Cathy Hinkle	8,162	8,162	--
Devin Ireland	816	816	--
Garret Ireland	816	816	--
Krystal Karlinchak	1,998	1,998	--
Robert Kellog	9,446	9,446	--
Lonnie Lopez	816	816	--
Ron Marting	816	816	--
Ted Miller	136,684	136,684	--
Brady J. Northrop	2,041	2,041	--
Kendal R. Northrop	2,041	2,041	--
Merle T. Northrop	816	816	--
Penny R. Northrop	22,038	22,038	--
Tony A. Orell	1,632	1,632	--
Megan Pullam	1,632	1,632	--
Allen and Norma Richardson	816	816	--
Jared and Nancy Richardson	1,632	1,632	--
Riversand Investments, LLC	461,302	461,302	--
Roger Simpson	11,990	11,990	--
Ann Sperduti	816	816	--
Roderick B. Sweet	5,713	5,713	--
Bowen D. Weiss	1,632	1,632	--
David Wilcox	9,992	9,992	--
Ed Williams	8,162	8,162	--
Denny and Kathleen Zitek	816	816	--
	1,041,023	1,041,023

The controlling persons of the non-individual selling shareholders named above are:

Name of Shareholder	Controlling Person

Biozyme	Robert Norton
Dosdall Properties, Inc.	Cory Dosdall
Hyperion LLC	Peter Paulin
Judith C. Jacobsen Trust	Judith C. Jacobsen
Kontiki Ventures LLC	Ryan Howell
John R. Kuney Trust	John R. Kuney
Mary Ann Strohl Trust	Mary Ann Strohl
Red Rocks Farms Energy	Judith C. Jacobsen
Scott Strohl Trust	Scott Strohl
Sidney B. Strohl Trust	Sidney B. Strohl
Severance H.L. Pension Trust	H.L. Severance
Severance H.L. Profit Sharing Trust	H.L. Severance
Tasha Cook Trust	Tasha Cook
Winfield Exploration	J.J. Richard
Yellow Ribbon, Inc.	Deann Gaeth
Fellowship of Christian Athletes	Raymond Turner
National Center for Fathering	Steve Wilson
Riversand Investments, LLC	Jennifer Northrup and Mark Northrup

Private Placements

Between October 2013 and June 2014 we sold shares of our common stock (at prices of $1.00, $0.80 and $0.50 per share) in private offerings to the persons listed below.  These persons may sell their shares by means of this prospectus.

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

$1.00 Placement

Nigel Alexander	75,000	75,000	--
Candace McKey	24,750	24,750	--
John D. McKey, Jr.	49,500	49,500	--
Paul John Zini	75,000	75,000	--
	224,250	224,250

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

$0.80 Placement

Van K. Bullock	12,500	12,500	--
Peggy Maloney	125,000	125,000	--
Richard L. Muller	31,250	31,250	--
Dale Scott Nordby	12,500	12,500	--
Zito Productions	12,500	12,500	--
	193,750	193,750

$0.50 Placement

David B. Bennett	200,000	200,000	--
Bland Living Trust	5,000	5,000	--
Van K. Bullock	20,000	20,000	--
Alan L. Davis	20,000	20,000	--
DFG Ltd. Partnership	50,000	50,000	--
Stephen and Virginia Duggan	20,000	20,000	--
David and Pamela Maya Easter	20,000	20,000	--
Erica Sue Easter	4,000	4,000	--
Bruce Farrell	20,000	20,000	--
Brian J. Finney	6,000	6,000	--
Thomas C. Gahan	14,000	14,000	--
James R. Hamil	10,000	10,000	--
Sunie Marchbank Solomon	150,000	150,000	--
JB Ironton LLC	50,000	50,000	--
J-Bo Continuation Trust, James P. Graham	10,000	10,000	--
JJG Educational Trust I	5,000	5,000	--
JMT Trust for Ashish Thakore	15,000	15,000	--
JMT Trust for Sameera Thakore	15,000	15,000	--
William R. Krug	10,000	10,000	--
Patrick Maloney	100,000	100,000	--
MB Capital Management LLC	280,000	280,000	--
Emily Miller	10,000	10,000	--
MugDock Tavern Investments	25,000	25,000	--
Brenden J. Murphy	8,000	8,000	--
Jerome E. Murphy	32,000	32,000	--
Lynn L. Nichols	200,000	200,000	--
Brando Palazzo-Giorgio	100,000	100,000	--
Peter Paulin	50,000	50,000	--

		Shares to be
	Shares	Sold in this	Ownership
Name of Selling Shareholder	Owned	Offering	After Offering

Jay Reano	50,000	50,000	--
Daniel Root	110,000	110,000	--
SMT Trust	20,000	20,000	--
Daryl N. Snadon	300,000	300,000	--
Patricia A. Snyder	10,000	10,000	--
Jeffrey and Joyce Stehney	100,000	100,000	--
Stucky Red Bluff, Inc.	50,000	50,000	--
T-Bo Continuation Trust	10,000	10,000	--
TCBG, Ltd.	100,000	100,000	--
Suhrid Thakore	30,000	30,000	--
James A. Urbaniak	50,000	50,000	--
Donald L. Werner	20,000	20,000	--
Bernhard C. Wilkins	10,000	10,000	--
Robert E. Yellin	20,000	20,000	--
Dennis G. Zitek	5,000	5,000	--
	2,334,000	2,334,000

The controlling persons of the non-individual selling shareholders named above are:

Name of Shareholder	Controlling Person

Bland Living Trust	Neil C. Bland
DFG Ltd. Partnership	James Graham
JB Ironton LLC	James Billings
J-Bo Continuation Trust, James P. Graham	James Graham
JJG Educational Trust I	James Graham
JMT Trust for Ashish Thakore	Shurid Thakore
JMT Trust for Sameera Thakore	Shurid Thakore
MB Capital Management LLC	Mark Bogani
MugDock Tavern Investments	James Graham
SMT Trust	Shurid Thakore
Stucky Red Bluff, Inc.	Judi Jacobsen
T-Bo Continuation Trust	James Graham
TCBG, Ltd.	James Graham
Zito Productions	Stephen LePeau

With the exception of Raymond McElhaney, who owns more than 5% of our common stock, no selling shareholder has, or had, any material relationship with us, or our officers or directors.  No selling shareholder is, to our knowledge, affiliated with a securities broker.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

The shares of common stock may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.  As to any particular broker-dealer, this compensation might be in excess of customary commissions.  Neither we nor the selling stockholders can presently estimate the amount of such compensation.  Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed.  We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution.  A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods".  We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 450,000,000 shares of common stock.  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our directors are not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to any additional shares which may be issued in the future.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors.  Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by management.  As of the date of this prospectus we had not issued any shares of preferred stock.

Transfer Agent and Registrar

Our transfer agent is:

Transhare, Inc.
4626 S. Broadway
Englewood, CO  80113
Phone: 303-662-1112
Fax: 303-662-1113

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

GLOSSARY OF OIL AND GAS TERMS

DEVELOPED ACREAGE. The number of acres that are allocated or assignable to productive wells or wells capable of production.

DISPOSAL WELL. A well employed for the reinjection of salt water produced with oil into an underground formation.

HELD BY PRODUCTION. A provision in an oil, gas and mineral lease that perpetuates an entity's right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or gas.

INJECTION WELL. A well employed for the injection into an underground formation of water, gas or other fluid to maintain underground pressures which would otherwise be reduced by the production of oil or gas.

LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

LEASE OPERATING EXPENSES. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

NET REVENUE INTEREST. A percentage share of production, or the value derived from production, from an oil or gas well and which is free of the costs of drilling, completing and operating the well.

OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made).

SHUT-IN WELL. A well which is capable of producing oil or gas but which is temporarily not producing due to mechanical problems or a lack of market for the well's oil or gas.

UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities and Exchange Act of 1934 and are required to file reports and other information with the Securities and Exchange Commission.  Copies of any such reports and other information filed by us can also be read and copied at the Commission’s Public Reference Room.

The Public Reference Room is located at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding public companies.  The address of the site is http://www.sec.gov.

NATURAL RESOURCE GROUP, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED OCTOBER 31, 2013 AND 2012

F - I

F - II

To the Board of Directors and Stockholders of
Natural Resources Group, Inc.
Littleton, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Natural Resources Group, Inc. as of October 31, 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Natural Resources Group, Inc. as of October 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations.  This factor raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kingery & Crouse, P.A.

Certified Public Accountants
Tampa, Florida
May 15, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Natural Resources Group, Inc.
Littleton, Colorado

We have audited the balance sheet of Natural Resources Group, Inc. (the "Company") as of October 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Natural Resources Group, Inc. as of October 31, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has losses from continuing operations and has a working capital deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
November 21, 2013

Natural Resource Group, Inc.
BALANCE SHEETS

	October 31,	October 31,
	2013	2012

ASSETS
CURRENT ASSETS
Cash	$69,433	$1,051
Accounts receivable, trade	32,378	14,281
Prepaid expenses	8,870	5,703
Total current assets	110,681	21,035

LONG-LIVED ASSETS
Property and Equipment, net of accumulated depreciation
of $4,111 and $1,494	39,392	2,632
Oil and gas properties - proved (successful efforts method)
net of accumulated depletion of $56,726 and $41,567	2,604,418	2,607,585
Oil and gas properties - proved undeveloped (successful efforts method)	64,126	-

Total assets	$2,818,617	$2,631,252

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$185,251	$89,017
Accounts payable, related party	130,361	92,295
Current portion of instalment loan	4,692	-
Notes payable	299,379	-
Accrued interest	2,411	4,605
Accrued interest, related party	3,872	8,233
Accrued expenses	109,193	172,013
Total current liabilities	735,159	366,163

LONG TERM LIABILITIES
Long term debt, related party	107,070	139,800
Long term debt, installment loan	13,765	-
Long term debt, other	-	223,386
Asset retirement obligation	222,375	203,889

COMMITMENTS AND CONTINGENT LIABILITIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.2394 par value 20,000,000 shares authorized:
Series A Convertible, 1,044,101 shares authorized
-0- and 208,820 shares issued and outstanding in 2013 and 2012 respectively	-	49,992
Common stock, $0.0001 par value, 80,000,000 shares authorized,
14,558,151 and 13,093,704 shares issued and outstanding in 2013 and 2012 respectively	1,456	1,309
Additional paid in capital	4,747,245	3,484,763
Accumulated deficit	(3,008,453)	(1,838,050)
Total stockholders' equity	1,740,248	1,698,014

Total liabilities and stockholders' equity	$2,818,617	$2,631,252

See accompanying notes to the financial statements.

Natural Resource Group, Inc.
STATEMENTS OF OPERATIONS

	Years Ended
	October 31,	October 31,
	2013	2012

Operating revenues
Oil and gas sales	$85,808	$79,104
Consulting fees	10,347	-
	96,155	79,104

Operating expenses
Exploration costs, including dry holes	69,878	69,718
Lease operating expenses	189,212	117,357
General and administrative	494,845	497,258
Depreciation expense	7,641	1,148
Depletion expense	13,800	25,155
Accretion expense	20,800	19,245
Impairment and abandonments	-	120,798
Total operating expenses	796,176	850,679

(Loss) from operations	(700,021)	(771,575)

Other income (expense)
Loss on debt extinguishment	(330,638)	-
Loss on disposition of assets	(13,158)	-
Interest expense	(126,586)	(70,644)
Other income (expense), net	(470,382)	(70,644)

Net (loss)	$(1,170,403)	$(842,219)

Net (loss) per common share
Basic and diluted	$(0.09)	$(0.06)

Weighted average shares outstanding
Basic and diluted	13,684,623	12,966,006

See accompanying notes to the financial statements.

Natural Resource Group, Inc.
STATEMENT OF STOCKHOLDERS' EQUITY

	Preferred Stock $.2394 Par Value		Common Stock $.0001 Par Value		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance October 31, 2011	208,820	$49,992	12,743,704	$1,274	$3,134,798	$(995,831)	$2,190,233

Common stock issued for cash	-	-	350,000	35	349,965	-	350,000

Net (loss) for the year	-	-	-	-	-	(842,219)	(842,219)

Balance October 31, 2012	208,820	49,992	13,093,704	1,309	3,484,763	(1,838,050)	1,698,014

Conversion of preferred stock to common	(208,820)	(49,992)	208,820	21	49,971	-	-

Conversion of debt for common stock	-	-	395,877	40	395,837	-	395,877

Common stock issued for cash			859,750	86	859,674	-	859,760

Common stock issuance costs					(43,000)	-	(43,000)

Net loss for period						(1,170,403)	(1,170,403)

Balance October 31, 2013	-	$-	14,558,151	$1,456	$4,747,245	$(3,008,453)	$1,740,248

See accompanying notes to the financial statements.

STATEMENTS OF CASH FLOWS

	Years Ended
	October 31,	October 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(1,170,403)	$(842,219)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Impairment and abandonments	-	120,798
Depreciation expense	7,641	1,148
Depletion expense	13,800	25,155
Accretion expense	20,800	19,245
Amortization of discount on notes payable	75,993	41,090
Loss on debt extinguishment	330,638	-
Loss on sale of assets	13,158	-
(Increase) decrease in assets:
Accounts receivable, trade	(18,097)	(5,552)
Prepaid expense	(3,167)	(5,703)
Increase (decrease) in liabilities:
Accounts payable	96,234	75,125
Accounts payable - related parties	38,066	51,384
Accrued expenses	(46,974)	68,361
Net cash (used in) operating activities	(642,311)	(451,168)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	65,583	-
Cash paid for oil and gas properties	(240,965)	(251,581)
Cash paid for purchase of property and equipment	(19,412)	(3,122)
Net cash (used in) investing activities	(194,794)	(254,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	859,760	350,000
Payments on related party notes payable	(32,730)	(28,957)
Proceeds from notes payable	79,965	320,000
Payments on notes payable	(1,508)	(1,105)
Net cash provided by financing activities	905,487	639,938

INCREASE (DECREASE) IN CASH	68,382	(65,933)

BEGINNING BALANCE	1,051	66,984

ENDING BALANCE	$69,433	$1,051

Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$16,232

Supplemental schedule of non-cash investing and
financing activities:
Assignment of net profits interest in note payable agreement	$-	$136,599
Conversion of preferred stock to common stock	$49,992	$-
Conversion of debt for common stock	$395,877	$-
Acquisition of vehicle with note	$19,965	$-

See accompanying notes to the financial statements.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

1.  Business Description and Summary of Significant Accounting Policies

Organization

Natural Resource Group, Inc. (or the "Company") was incorporated under the laws of Colorado on October 17, 2000. The Company was inactive until May 2010 when it commenced operations as an oil and gas exploration company operating primarily in Colorado. The Company was considered to be in the development stage until December 2010 when it acquired 4 producing oil and gas wells and approximately 4,600 acres in the Garcia field located in south eastern Colorado together with three producing oil and gas wells in the Denver Julesburg Basin.

The Company has no interests in any unconsolidated entities, nor does it have any unconsolidated special purpose entities.

Going Concern

As shown in the accompanying financial statements, the Company has incurred significant operating losses since inception aggregating $3,008,453 and has negative working capital of $624,478 at October 31, 2013.  As of October 31, 2013, the Company has limited financial resources .  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The Company's ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to locate profitable mineral properties, generate revenue from planned business operations, and control exploration cost. Management plans to fund its future operation by joint venturing, obtaining additional financing, and attaining additional commercial production. However, there is no assurance that the Company will be able to obtain additional financing from investors or private lenders, or that additional commercial production can be attained.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and any highly liquid investments with an original maturity of 90 days or less. The carrying amount approximates fair value due to the short maturity of these instruments.

Accounts Receivable

The Company records estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners in accounts receivable. The Company uses the direct write-off method for bad debts; this method expenses uncollectible accounts in the year they become uncollectible. Any difference between this method and the allowance method is not material. Management periodically reviews accounts receivable amounts for collectability and records its allowance for uncollectible receivables under the specific identification method. The Company did not record any allowance for uncollectible receivables in 2013 or 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates of oil and gas reserve quantities provide the basis for calculation of depletion, depreciation, and amortization, and impairment, each of which represents a significant component of the financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents. The Company places its cash equivalents with a high credit quality financial institution. The Company periodically maintains cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $250,000.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Stock-based compensation

ASC 718, Stock Compensation requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the grant date fair value of the award.

We record the grant date fair value of stock-based compensation awards as an expense over the vesting period of the related stock options.  In order to determine the fair value of the stock options on the date of grant, we use the Black-Scholes option-pricing model.  Inherent in this model are assumptions related to expected stock-price volatility, option life, risk-free interest rate and dividend yield.  Although the risk-free interest rates and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility, forfeiture rate and option life assumptions require a greater level of judgment which makes them critical accounting estimates.

We use an expected stock price volatility assumption that is based on historical volatilities of our common stock and we estimate the forfeiture rate and option life based on historical data related to prior option grants, as we believe such historical data will be similar to future results.

Dependence on Oil and Gas Prices

As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent on prevailing prices for natural gas and oil. Historically, the energy markets have been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. Prices for natural gas have recently declined materially. Any continued and extended decline in oil or gas prices could have a material adverse effect on our financial position, results of operations, cash flows and access to capital and on the quantities of oil and gas reserves that we can economically produce.

Revenue Recognition

We recognize oil and gas revenue from interests in producing wells as the oil and gas is sold. Revenue from the purchase, transportation, and sale of natural gas is recognized upon completion of the sale and when transported volumes are delivered. We recognize revenue related to gas balancing agreements based on the sales method. Our net imbalance position at October 31, 2013 and 2012 was immaterial.

Consulting Fees

During the year ended October 31, 2013, the Company received Consulting Fees of $10,347.  The Company provided Colorado land-man and geologic services to an independent entity.  The income was recognized when the services were completed.  All amounts have been collected.

Accounting for Oil and Gas Activities

Successful Efforts Method   We account for crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, drill and equip exploratory wells that find proved reserves, and drill and equip development wells are capitalized. Capitalized costs of producing crude oil and natural gas properties, along with support equipment and facilities, are amortized to expense by the unit-of-production method based on proved crude oil and natural gas reserves on a field-by-field basis, as estimated by our qualified petroleum engineers. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization amounts are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred.

Assets are grouped in accordance with the Extractive Industries - Oil and Gas Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

Depreciation, depletion and amortization of the cost of proved oil and gas properties are calculated using the unit-of-production method. The reserve base used to calculate depreciation, depletion and amortization for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

 Proved Property Impairment   We review individually significant proved oil and gas properties and other long-lived assets for impairment at least annually at year-end, or quarterly when events and circumstances indicate a decline in the recoverability of the carrying values of such properties, such as a negative revision of reserves estimates or sustained decrease in commodity prices. We estimate future cash flows expected in connection with the properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amount of a property exceeds its estimated undiscounted future cash flows, the carrying amount is reduced to estimated fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on published forward commodity price curves as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate.

Unproved Property Impairment   Our unproved properties consist of leasehold costs and allocated value to probable and possible reserves from acquisitions. We assess individually significant unproved properties for impairment on a quarterly basis and recognize a loss at the time of impairment by providing an impairment allowance. In determining whether a significant unproved property is impaired we consider numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, our geologists' evaluation of the property, and the remaining months in the lease term for the property.

Exploration Costs   Geological and geophysical costs, delay rentals, amortization of unproved leasehold costs, and costs to drill exploratory wells that do not find proved reserves are expensed as oil and gas exploration. We carry the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well and as long as we are making sufficient progress assessing the reserves and the economic and operating viability of the project.  Geological and geophysical costs were $69,878 and $69,718 for the years ended October 31, 2013 and 2012, respectively, and are included in Exploration Costs in the accompanying financial statements.

Asset Retirement Obligations   Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with our oil and gas properties. We recognize the fair value of a liability for an ARO in the period in which it is incurred when we have an existing legal obligation associated with the retirement of our oil and gas properties that can reasonably be estimated, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset.  The asset retirement cost is determined at current costs and is inflated into future dollars using an inflation rate that is based on the consumer price index. The future projected cash flows are then discounted to their present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense and included in our DD&A expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

Net Income (Loss) per Common Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Property and Equipment

Property and equipment consists of production buildings, furniture, fixtures, equipment and vehicles which are recorded at cost and depreciated using the straight-line method over the estimated useful lives of five to fifteen years.

Maintenance and repairs are charged to expense as incurred.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Impairment of Long Lived Assets

The long-lived assets of the Company consist primarily of proved oil and gas properties and undeveloped leaseholds. The Company reviews the carrying values of its oil and gas properties and undeveloped leaseholds annually or whenever events or changes in circumstances indicate that such carrying values may not be recoverable. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of impaired assets is determined based on quoted market prices in active markets, if available, or upon the present values of expected future cash flows. The impairment analysis performed by the Company may utilize Level 3 inputs.

The Company recorded proved property impairment in the amount of $-0- in the year ended October 31, 2013. The Company recorded abandonments of unproved property of $120,800 in the year ended October 31, 2012.

Income Taxes

We compute income taxes in accordance with ASC Topic 740, Income Taxes.  Under ASC 740, provisions for income taxes are based on taxes payable or refundable during each reporting period and changes in deferred taxes.  Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.   Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred taxes are classified as current or non-current depending on the classifications of the assets and liabilities to which they relate.   Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.   If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

We follow the guidance in ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.  For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Major Customers

Sales to major unaffiliated customers consisted of the following. For the year ended October 31, 2013, Customer A accounted for approximately 30% of revenue, Customer B accounted for approximately 37%, Customer C accounted for approximately 16%, and Customer D accounted for approximately 18%.

For the year ended October 31, 2012, Customer A accounted for approximately 19% of revenue, Customer B accounted for approximately 26% and Customer C accounted for approximately 55%.

The Company sells production to a small number of customers, as is customary in the industry. Yet, based on the current demand for oil and natural gas, the availability of other buyers, and the Company having the option to sell to other buyers if conditions so warrant, the Company believes that its oil and gas production can be sold in the market in the event that it is not sold to the Company’s existing customers. However, in some circumstances, a change in customers may entail significant transition costs and/or shutting in or curtailing production for weeks or even months during the transition to a new customer.

Recent Accounting Pronouncements

There were no recently issued accounting pronouncements which management believes will have a material effect on the Company’s financial statements.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

2. Oil and gas properties

Oil and gas properties consist of the following:

	October 31, 2013	October 31, 2012

Proved oil and gas properties	$177,132	$158,781
Wells in progress	120,133	101,064
Proved undeveloped oil and gas leaseholds	2,363,879	2,389,307
	2,661,144	2,649,152
Less accumulated depletion	(56,726)	(41,567)
Net oil and gas properties	2,604,418	2,607,585
Undeveloped oil and gas leasholds	$64,126	$-

Total depletion of oil and gas properties amounted to $13,800 and $25,155 for the years ended October 31, 2013 and 2012 respectively.  The Company recorded an abandonment of $ 0 and $120,798, respectively, for the years ended October 31, 2013 and 2012 related to the abandonment of certain leaseholds during the year.

3.  Participation Agreement

In connection with the convertible promissory note described in note 5, the Company entered into a participation agreement with a nonaffiliated company whereby the maker of the promissory note would advance up to $350,000 to conduct additional development of the underlying leases at the Garcia Field and drill and complete three additional wells on the acreage. As of October 31, 2013, 248,895 had been advanced to the Company. In consideration of making the promissory note, the lender was assigned a 1% overriding royalty interest in the 4,600 acre field and a 20% modified net profits interest in the existing four producing wells in the Garcia Field and a 20% modified net profits interest in three additional wells to be drilled on said acreage. The Company valued the net profits interest and the overriding royalty interest at $136,599 using 10% present value over the estimated life of the wells. The amount was recorded as a debt discount and is being amortized using the effective interest rate method over the life of the promissory note (3 years). Additionally, the lender has the right, at any point during the period of the note, to convert the remaining principal balance on the note to a working interest (see note 5).

The modified net profits interest is based on the gross proceeds from the sale of oil, gas and other minerals in the 4 producing wells in the Garcia Field and 3 additional wells to be drilled. The 20% is applied to 100% of the Company’s net revenue interest in the wells which cannot be less than 80% and is reduced by any of the following expenditures:

●	any overriding royalties or other burden on production in excess of the 80% net revenue interest;
●	production, severance and similar taxes assessed by any taxing authority based on volume or value of the production;
●	direct costs incurred in lifting oil or natural gas, or the operating or producing such wells excluding administrative, supervisory or other indirect costs;
●	costs reasonably incurred to process the production for market;
●	costs reasonably incurred in transportation, delivery, storage or marketing the production.

4.  Notes Payable

Notes Payable Affiliates—In December 2010, the Company entered into a purchase and sale agreement to acquire certain oil and gas assets located in Adams, County, Broomfield, County, Huerfano County, Las Animas County, Morgan County and Weld County Colorado. The Company issued 2,500,000 shares of its $0.0001 par value Common Stock and a promissory note for $360,000 bearing interest at 10% with an original maturity date of March 1, 2011. The shares were valued at $1 per share based on sales of our common stock to third-parties. The promissory note is collateralized by the property and equipment transferred and was subsequently subrogated to a convertible promissory note on January 12, 2012.  On July 30, 2013, the maturity date of the note was extended to December 11, 2015.  The balance on the note is $107,070 at October 31, 2013 with interest accrued in the amount of $3,872.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

5.  Long-term Debt

Convertible Promissory Note—On January 12, 2012 the Company entered into a convertible promissory note bearing interest at 10%, due January 11, 2014 which was extended to July 17, 2014.  The note is collateralized by a first priority deed of trust in approximately 4,600 acres of oil and gas leasehold interests in the Garcia Field together with the existing wells and equipment in the field. The terms provide for an initial draw of $150,000 with the potential for two subsequent draws of $100,000 each. The Company has drawn $250,000 on the facility and the balance at October 31, 2013 was $248,895. The lender has the right to convert the principal to a working interest to a 10% working interest in the collateral as well as a 10% interest in all wells owned by the Company in the Garcia Field in which the lender does not have the 20% modified net profits interest described in note 3. In the event the principal is less than $350,000, the conversion shall be reduced proportionately. The Company has the right to prepay the note without penalties or fees after giving the lender ten days’ notice of its intent. If lender does elect to convert within 10 days after receiving said notice, the conversion rights terminate.  The Company recorded a discount to the debt of $136,599 and recognized accretion of the discount in the amounts of $75,993 and$41,090 for the years ended October 31, 2013 and 2012 respectively. The ending balance of the debt discount at October 31, 2013 was $19,513.   The company reviewed the conversion feature for beneficial conversion features and embedded derivatives, and determined that neither applied.

Convertible Promissory Note—On May 18, 2012 the Company entered into a $70,000 convertible promissory note bearing interest at 10%, due May 31, 2014. The note is collateralized by a second priority deed of trust on all the wells, equipment and approximately 4,600 acres of oil and gas leasehold interests in the Garcia Field. The lender has the right to convert the principal balance to a 2% working interest in the collateral or 70,000 shares of the Company’s $0.0001 par value common stock. In the event the principal is less than $70,000, the conversion shall be reduced proportionately. The Company has the right to prepay the note without penalties or fees after giving the lender ten days’ notice of its intent. If lender does elect to convert within 10 days after receiving said notice, the conversion rights terminate. The company reviewed the conversion feature for beneficial conversion features and embedded derivatives, and determined that neither applied.

Installment Loan—the Company entered into an installment loan on July 4, 2013 bearing interest of 5.39%. The loan is payable in monthly installments of $464 over 48 months commencing August 4, 2013.  The loan is collateralized by a vehicle.

The following summarizes the notes payable:

	2013	2012

Convertible promissory note	$248,895	$248,895
Debt Discount, net of amortization	(19,516)	(95,509)
Convertible promissory note	70,000	70,000
Installment loan	18,457	-
	317,836	223,386
Current portion	(304,071)	-
	$13,765	$223,386

6.  Asset Retirement Obligation

The following table reflects a reconciliation of the Company’s asset retirement obligation liability:

	2013	2012

Beginning asset retirement obligation	$203,889	$184,644
Liabilities incurred	-	-
Liabilities settled	-	-
Accretion expense	20,800	19,245
Revision to estimated cash flows	(2,314)	-
Ending asset retirement obligation	$222,375	$203,889

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

7.  Income Taxes

ASC 740 guidance requires that the Company evaluate all monetary tax positions taken, and recognize a liability for any uncertain tax positions that are not more likely than not to be sustained by the tax authorities. The Company has not recorded any liabilities, or interest and penalties, as of October 31, 2013 related to uncertain tax positions. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently-enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The Company's estimated effective tax rate of 38.95% is offset by a reserve due to the uncertainty regarding the realization of the deferred tax asset.

The tax effects of temporary differences that gave rise to the deferred tax liabilities and deferred tax assets as of October 31, 2013 and 2012 were:
	2013	2012

Deferred tax assets:
Net operating loss carry forwards	$747,714	$716,600
Deferred tax liability:
Property and equipment, geologic and geophysical	(41,375)	(56,200)
	706,339	660,400
Less valuation allowance	(706,339)	(660,400)
	$-	$-

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the use of such net operating losses are allowed. Among other items, management considers the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. At October 31, 2013, the Company had a net operating loss carry forward for regular income tax reporting purposes of approximately $1,967,200, which will begin expiring in 2030.

The following table shows the reconciliation of the Company’s effective tax rate to the expected federal tax rate for the years ended October 31, 2013 and 2012:

Statutory U.S. federal rate	34%
State income taxes	5%
39%
Net operating loss	-39%
0%

The Company files income tax returns in the U.S. and Colorado jurisdictions. There are currently no federal or state income tax examinations underway for these jurisdictions. Income tax returns for the last 3 fiscal years are subject to audit by taxing authorities.

8.  Stockholder’s Equity

Series A Convertible Preferred Stock—On October 1, 2010 we designated 1,044,101 shares of the 20,000,000 $0.2394 preferred shares as Series A and issued 208,820 shares on October 18, 2010 in exchange for $50,000. The shares are convertible to our $0.0001 par value common stock on a one to one basis. If, 36 months after October 1, 2010, the Series A Preferred Shares have not been converted to Common Shares, each share of the Series A Preferred Stock will automatically be converted to Common Stock. The Series A Preferred has preference to the holders of shares of any class or series of stock of the Company ranking junior to the Series A Preferred Stock and shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, in amount per share to be determined by the Board of Directors. No dividends of any kind shall be mandatory. The holders of the Series A Preferred Stock shall be entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The Series A Preferred Stock is entitled to one vote per share at all elections of directors. Voting shall not be cumulative and the holder may not cast all of such votes for a single director, but must distribute them among the number to vote for.  The preferred stock was converted to 208,820 shares of $0.0001 par value common stock on May 20, 2013.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Common Stock—The Company has 80,000,000 shares of $0.0001 par value common stock authorized.

The Company issued 350,000 shares of Common Stock during the year ended October 31, 2012 in exchange for cash in the amount of $350,000.

The Company issued 859,750 shares of Common Stock in exchange for cash in the amount of $859,760. In addition, the Company issued 395,877 shares of Common Stock in exchange for settling $65,239 of accounts and notes payable which were valued at their fair value of $395,877 during the year ended October 31, 2013. The difference between the fair value of the shares and the amount of the debt converted of $330,638 was charged to operations during 2013.

9.  Commitments and Contingent Liabilities

Legal

We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.  The Company is not a party to any material legal proceedings as of the date hereof.

Environmental

We accrue for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded at their undiscounted value as assets when their receipt is deemed probable. The Company is unaware of any material environmental issues as of the date hereof.

Employment Agreements

The Company has a written employment agreement with its President. Pursuant to his employment agreement, said officer will devote such time as each deems necessary to perform his duties to the Company and are subject to conflicts of interest. The employment agreement is an “at will agreement;” however, in the event of termination by the Company, the agreement provides for severance pay equal to four months of base salary in effect at the time of termination. There is also a provision providing for twelve months of base pay in the event of a change in control of the Company. The agreement provides for a two year non-compete in the event of termination. Pursuant to the employment agreements, the President will receive a base salary compensation in the aggregate amount of $150,000 per annum.  The President may be granted royalties pursuant to the royalty program.

The Company has a written “at will” employment agreement with its Operations Manager (also a principal shareholder) which provides for annual compensation of $66,000 and provides that when the Company achieves three consecutive months of positive cash to the extent that the Company would still have positive cash flow in the event the compensation was increased by 50%, then there will be a permanent increase in compensation equal to the current compensation multiplied by 150%; however, in the event of termination by the Company, the agreement provides for severance pay equal to four months of base salary in effect at the time of termination. There is also a provision providing for twelve months of base pay in the event of a change in control of the Company. The agreement provides for a two year non-compete in the event of termination. The Operations Manager may be granted royalties pursuant to the royalty program.

The Company has no long term lease obligations.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

10.  Related Parties

The Company executed an office lease for office space in Littleton, Colorado, with Spotswood Properties, LLC, a Colorado limited liability company (“Spotswood”), and an affiliate of the president, effective January 1, 2009, for a three-year term. Commencing July 1, 2010 the Company entered into a new lease for the office space for a 3 year period ending July 1, 2013.  The Company is currently leasing the office space on a month to month basis under the same terms and conditions as the lease that expired July 31, 2013. The lease provides for the payment of $2,667 per month plus utilities and other incidentals. The president of the Company owns 50% of Spotswood. The Company is of the opinion that the terms of the lease are no less favorable than could be obtained from an unaffiliated party. Spotswood was paid $32,000 and $32,000 in fiscal years 2013 and 2012, respectively.

The Company paid $23,822 and $43,116, in fiscal years 2013 and 2012respectively, to the President’s brother for land-man fees and expense reimbursements in connection with performing contract land services for the Company.

The Company paid $60,730 to a director for financial public relations consulting in fiscal 2013.

The Company paid $7,072 to a shareholder for financial consulting in fiscal 2012.

11.  Subsequent Events

In November 2013, the Company entered into an agreement to exchange securities with Diversified Resources, Inc.  whereby the shareholders of the Company received 14,558,151 shares of Diversified Resources, Inc.’s $0.001 par value common shares.  The exchange was consummated in November 21, 2013.

Subsequent to October 31, 2013, the Company sold 743,750 shares of common stock for cash of $340,000.

12.  Disclosures about Oil and Gas Producing Activities (Unaudited)

Capitalized costs relating to oil and gas producing activities:
	2013	2012

Proved oil and gas properties	$177,132	$158,781
Wells in progress	120,133	101,064
Proved undeveloped oil and gas leaseholds	2,363,879	2,389,307
	2,661,144	2,649,152
Less accumulated depletion	(56,726)	(41,567)
Net oil and gas properties	$2,604,418	$2,607,585
Undeveloped oil and gas leaseholds	$64,126	$-

Costs incurred in connection with crude oil and natural gas acquisition, exploration and development are as follows:
	2013	2012

Acquisition of properties:
Proved	$-	$-
Proved undeveloped	64,126	-
Development costs	176,839	250,991
Exploration costs	69,878	69,718
Total	$310,843	$320,709

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Results of Operations for Oil and Gas Producing Activities

The results of operations for oil and gas producing activities, excluding capital expenditures and corporate overhead and interest costs, are as follows (all in the United States):

	2013	2012

Operating Revenues	$85,808	$79,104
Costs and expenses:
Exploration	69,878	69,718
Lease operating expenses	189,212	117,357
Depletion	13,800	25,155
Total costs & expenses	272,890	212,230
Income (loss) before income taxes	(187,082)	(133,126)
Income tax (expense) benefit	72,962	51,919
Results of operations	$(114,120)	$(81,207)

14. Supplementary Oil and Gas Information (Unaudited)

The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission ("SEC") and FASB ASC 932, Disclosures About Oil and Gas Producing Activities.

Estimated net quantities of reserves of oil and gas for the years ended October 31, 2013 and 2012:
			Gallons
	Oil (Bbl)	Gas (Mcf)	NG Liquid

Developed at October 31, 2012	5,334	28,667	-
Proved undeveloped at October 31, 2012	-	560,372	5,724,418
Balance, October 31, 2012	5,334	589,039	5,724,418

Developed at October 31, 2013	5,379	68,406	-
Proved undeveloped at October 31, 2013	24,077	620,828	4,678,103
Balance, October 31, 2013	29,456	689,234	4,678,103

Notable changes in our reserves are summarized as follows:

We increased our proved developed  reserves by 1,387 Bbls and 14,961 Mcf by reentering a well in an existing lease in the DJ area.

Increase in proved undeveloped  reserves arises from the acquisition of a lease in the DJ area which caused an  increase in the barrels of oil of 24,077 and 18,873 Mcf of natural gas.

Our estimated quantity of gallons of NG liquids decreased because of revisions in estimated recoveries.

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

The following is based on natural gas and oil reserves and production volumes estimated by the Company. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative or realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will likely differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in these calculations; (3) selection of a 10% discount rate, as required under the accounting codification, is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying the 12-month average pricing of oil and gas relating to the Company’s proved reserves to the year-end quantities of those reserves. Future cash inflows were reduced by estimated future development and production costs based upon year-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying year-end statutory rates to future pretax net cash flows and the utilization of net operating loss carry-forwards.

Management does not rely solely upon the following information to make investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable, as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

Information with respect to the Company’s Standardized Measure is as follows:
	2013	2012

Future cash inflows	$9,295,085	$6,703,766
Future production costs	(2,987,829)	(1,674,164)
Future development costs	(4,175,000)	(3,478,125)
Future income tax expense	(831,580)	(605,076)
Future net cash flows	1,300,676	946,401
10% annual discount for estimated timing of cash flows	(990,662)	(866,004)
Standardized measure of discounted future net cash flows	310,014	80,397

There have been significant fluctuations in the posted prices of oil and natural gas during the last two years. Prices actually received from purchasers of the Company’s oil and gas is adjusted from posted prices for location differentials, quality differentials, and BTU content. Estimates of the Company’s reserves are based on realized prices.

The following table presents the prices used to prepare the reserve estimates, based upon the unweighted arithmetic average of the first day of the month price for each month within the 12 month period prior to the end of the respective reporting period presented:

	Oil (Bbl)	Gas (Mcf)	NG Liquid

October 31, 2012 (Average)	$92.94	$3.04	$0.77
October 31, 2013 (Average)	$86.79	$4.87	$0.81

NATURAL RESOURCE GROUP, INC
Notes to Financial Statements
October 31, 2013 and 2012

Principal changes in the Standardized Measure for the years ended October 31, 2013 and 2012 were as follows:
	2013	2012

Standardized measure, beginning of year	$80,397	$2,579,407
Purchase of reserves in place	-	-
Purchase of proved undeveloped reserves	725,657	-
Sale and transfers, net of production costs	103,404	38,253
Net changes in prices and production costs	(726,938)	(2,990,267)
Extensions, discoveries, and improved recovery	135,610	-
Changes in estimated future development costs	(696,875)	(192,936)
Development costs incurred during the period	176,839	250,991
Revision of quantity estimates	110,446	(163,262)
Accretion of discount	(124,658)	422,854
Net change in income taxes	226,504	1,597,729
Changes in timing and other	299,628	(1,462,372)
Standardized measure, end of year	$310,014	$80,397

DIVERSIFIED RESOURCES, INC.

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JULY 31, 2014

(UNAUDITED)

Diversified Resources, Inc.
CONSOLIDATED BALANCE SHEETS

	July 31,	October 31,
	2014	2013
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$112,112	$69,433
Accounts receivable, trade	30,255	32,378
Prepaid expenses	109,528	8,870
Total current assets	251,895	110,681

LONG-LIVED ASSETS
Property and Equipment, net of accumulated depreciation
of $10,457 and $4,111 in 2014 and 2013 respectively	34,182	39,392
Oil and gas properties - proved (successful efforts method)
net of accumulated depletion of $75,493 and $56,726 in 2014 and 2013 respectively	2,587,213	2,604,418
Oil and gas properties - proved undeveloped (successful efforts method)	64,126	64,126

Total assets	$2,937,416	$2,818,617

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$115,176	$185,251
Accounts payable, related party	127,736	130,361
Current portion of long term debt	4,864	4,692
Notes payable	248,895	299,379
Accrued interest	3,946	2,411
Accrued interest, related party	1,880	3,872
Accrued expenses	113,974	109,193
Total current liabilities	616,471	735,159

LONG TERM LIABILITIES
Long term debt, related party	107,070	107,070
Long term debt	10,280	13,765
Asset retirement obligation	228,375	222,375

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value 50,000,000 shares authorized:
none issued and outstanding	-	-
Common stock, $0.001 par value, 450,000,000 shares authorized,
20,019,874 and 14,563,150 shares issued and outstanding in 2014 and 2013 respectively	20,020	14,563
Additional paid in capital	6,075,692	4,734,138
Accumulated deficit	(4,120,492)	(3,008,453)
Total stockholders' equity	1,975,220	1,740,248

Total liabilities and stockholders' equity	$2,937,416	$2,818,617

See accompanying notes to the financial statements.

Diversified Resources, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	July 31,	July 31,
	2014	2013

Operating revenues
Oil and gas sales	$46,352	$17,831

Operating expenses
Exploration costs, including dry holes	-	16,500
Lease operating expenses	84,205	101,046
General and administrative	335,287	247,772
Depreciation expense	3,820	1,216
Depletion expense	9,974	3,000
Accretion expense	2,000	5,200
Total operating expenses	435,286	374,734

(Loss) from operations	(388,934)	(356,903)

Other income (expense)
Loss on debt extinguishment	-	(330,638)
Interest expense	(7,245)	(32,152)
Other income (expense), net	(7,245)	(362,790)

Net (loss)	$(396,179)	$(719,693)

Net (loss) per common share
Basic and diluted	$(0.02)	$(0.05)

Weighted average shares outstanding
Basic and diluted	19,237,363	14,038,161

See accompanying notes to the financial statements.

Diversified Resources, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	July 31,	July 31,
	2014	2013

Operating revenues
Oil and gas sales	$68,992	$49,944

Operating expenses
Exploration costs, including dry holes	41,801	49,520
Lease operating expenses	206,223	137,576
General and administrative	850,909	362,876
Depreciation expense	11,178	3,184
Depletion expense	14,074	10,400
Accretion expense	6,000	15,600
Total operating expenses	1,130,185	579,156

(Loss) from operations	(1,061,193)	(529,212)

Other income (expense)
Loss on debt extinguishment	-	(330,638)
Loss on disposition of assets	-	(34,480)
Interest expense	(50,846)	(92,219)
Other income (expense), net	(50,846)	(457,337)

Net (loss)	$(1,112,039)	$(986,549)

Net (loss) per common share
Basic and diluted	$(0.06)	$(0.07)

Weighted average shares outstanding
Basic and diluted	18,167,691	13,412,898

See accompanying notes to the financial statements.

Diversified Resources, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	July 31,	July 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) operating activities	$(1,299,731)	$(555,602)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	-	65,582
Cash paid for oil and gas properties	-	(57,424)
Cash paid for purchase of property and equipment	(1,278)	(17,826)
Net cash (used in) investing activities	(1,278)	(9,668)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	1,347,000	691,937
Proceeds from notes payable	-	79,965
Payment on notes payable	(3,312)	(33,105)
Net cash provided by financing activities	1,343,688	738,797

INCREASE (DECREASE) IN CASH	42,679	173,527

BEGINNING BALANCE	69,433	1,051

ENDING BALANCE	$112,112	$174,578

Cash paid for income taxes	$-	$-
Cash paid for interest	$21,316	$34,706

Supplemental schedule of non-cash investing and
financing activities:
Conversion of preferred stock to common stock	$-	$49,992
Conversion of debt for common stock	$-	$395,877
Acquisition of vehicle with note	$-	$19,965
Issuance of common stock for Natural Resource Group, Inc. Common Stock	$14,872	$-
Forgiveness of related party notes	$14,040	$-
Assumption of liabilites by former officer and shareholder	$283,701	$-

See accompanying notes to the financial statements.

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

NOTE 1 – BASIS OF PRESENTATION

The interim consolidated financial statements of Diversified Resources, Inc. (“we”, “us”, “our”, “Diversified”, or the “Company”) are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part, but not limited to, interest rates, drilling risks, geological risks, the timing of acquisitions, and our ability to obtain additional capital. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in Diversified’s Annual Report on Form 10-K for the year ended October 31, 2013 as filed with the Securities and Exchange Commission (“SEC”) on February 13, 2014 and the Form 8-K/A filed May 29, 2014.  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the SEC for Quarterly Reports on Form 10-Q and in accordance with US GAAP. Accordingly, these consolidated financial statements do not include all of the information and footnotes required by US GAAP for annual consolidated financial statements.

Although, from a legal standpoint, we acquired Natural Resource Group, Inc. (“NRG”) on November 21, 2013, for financial reporting purposes the acquisition of NRG constituted a recapitalization, and the acquisition was accounted for as a reverse merger, whereby NRG was deemed to have acquired us.  Consequently, this report contains the historical financial statements of NRG for the three and nine months ended July 31, 2013.  From and after November 21, 2013, NRG’s financial statements have been consolidated with our financial statements.

The consolidated financial statements are unaudited, but, in management's opinion, include all adjustments (which, unless otherwise noted, include only normal recurring adjustments) necessary for a fair presentation of such consolidated financial statements.

NOTE 2 – ORGANIZATION AND GOING CONCERN

Diversified Resources Inc. (“the Company”) was incorporated in the State of Nevada on March 19, 2009 to pursue mineral extraction in the United States.

Effective November 21, 2013 we acquired 100% of the outstanding shares of Natural Resource Group, Inc. in exchange for 14,872,157 shares of our common stock

NRG was incorporated in Colorado in 2000 but was relatively inactive until December 2010.  In December 2010, NRG acquired oil and gas wells, leases and other properties from Energy Oil and Gas, Inc.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the conditions below raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. The Company sustained operating losses during the years ended October 31, 2013 and 2012 and during the nine months ended July 31, 2014 and 2013. As of July 31, 2014, the Company has a negative working capital in the amount of $364,576. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its shareholders or other sources, as may be required.

Management’s plans include obtaining additional debt or equity financing to fund operations; however, there can be no assurance that management will be successful in its efforts to obtain additional funding.

On June 15, 2009 the Company leased two mining claims in Esmerelda County, Nevada, in the Dunfee Mine Area.  The lease includes all additional claims within one mile of these claims.  The area was the subject of a geological report on September 11, 2009.  The term of the lease is 20 years and is renewable for an additional 20 years assuming all conditions of the lease are met. The lease was terminated on November 21, 2013 in connection with the acquisition of NRG.

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

In November 2013, the Company entered into an agreement to exchange securities with Natural Resource Group, Inc (“NRG”), an oil and gas exploration company, whereby the shareholders of NRG received 14,872,157 shares of Diversified Resources, Inc.’s $0.001 par value common shares. The President sold 2,680,033 shares of the Company’s common stock to the Company for nominal consideration.  The shares purchased from the President were returned to the status of authorized but unissued shares. Additionally, the former principals of the Company assumed all of the debts of the Company at the date of the exchange. The exchange was consummated on November 21, 2013.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated unaudited financial statements include the accounts of Diversified Resources, Inc. and its wholly owned subsidiary, Natural Resource Group, Inc. Any inter-company accounts and transactions have been eliminated.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of oil and gas reserve quantities provide the basis for the calculation of depletion, depreciation, and amortization, and impairment, each of which represents a significant component of the financial statements.  Actual results could differ from those estimates.

Revenue Recognition

We recognize oil and gas revenue from interests in producing wells as the oil and gas is sold. Revenue from the purchase, transportation, and sale of natural gas is recognized upon completion of the sale and when transported volumes are delivered. We recognize revenue related to gas balancing agreements based on the sales method. Our net imbalance position at July 31, 2014 and 2013 was immaterial.

Accounting for Oil and Gas Activities

Successful Efforts Method   We account for crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, drill and equip exploratory wells that find proved reserves, and drill and equip development wells are capitalized. Capitalized costs of producing crude oil and natural gas properties, along with support equipment and facilities, are amortized to expense by the unit-of-production method based on proved crude oil and natural gas reserves on a field-by-field basis, as estimated by our qualified petroleum engineers. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization amounts are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred.

 Assets are grouped in accordance with the Extractive Industries - Oil and Gas Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

Depreciation, depletion and amortization of the cost of proved oil and gas properties are calculated using the unit-of-production method. The reserve base used to calculate depreciation, depletion and amortization (“DD&A”) for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account.

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

Proved Property Impairment   We review individually significant proved oil and gas properties and other long-lived assets for impairment at least annually at year-end, or quarterly when events and circumstances indicate a decline in the recoverability of the carrying values of such properties, such as a negative revision of reserves estimates or sustained decrease in commodity prices. We estimate future cash flows expected in connection with the properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amount of a property exceeds its estimated undiscounted future cash flows, the carrying amount is reduced to estimated fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on published forward commodity price curves as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate.

Unproved Property Impairment   Our unproved properties consist of leasehold costs and allocated value to probable and possible reserves from acquisitions. We assess individually significant unproved properties for impairment on a quarterly basis and recognize a loss at the time of impairment by providing an impairment allowance. In determining whether a significant unproved property is impaired we consider numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, our geologists' evaluation of the property, and the remaining months in the lease term for the property.

Exploration Costs   Geological and geophysical costs, delay rentals, amortization of unproved leasehold costs, and costs to drill wells that do not find proved reserves are expensed as oil and gas exploration. We carry the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well and as long as we are making sufficient progress assessing the reserves and the economic and operating viability of the project.  Geological and geophysical costs were $41,801 and $49,520 for the nine months ended July 31, 2014 and 2013, respectively, and are included in Exploration Costs in the accompanying financial statements.

Asset Retirement Obligations   Asset retirement obligations (“ARO”) consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with our oil and gas properties. We recognize the fair value of a liability for an ARO in the period in which it is incurred when we have an existing legal obligation associated with the retirement of our oil and gas properties that can reasonably be estimated, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset.  The asset retirement cost is determined at current costs and is inflated into future dollars using an inflation rate that is based on the consumer price index. The future projected cash flows are then discounted to their present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense and included in our DD&A expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

The following table reconciles the asset retirement obligation for nine months ended July 31, 2013 and year ended October 31, 2013:

	2014	2013

Asset retirement obligation as of beginning of period	$222,375	$203,889
Liabilities added	0	0
Liabilities settled	0	0
Revision of estimated obligation	0	0
Accretion expense on discounted obligation	6,000	18,486

Asset retirement obligation as of end of period	$228,375	$222,375

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

Property and Equipment

Property and equipment consists of production buildings, furniture, fixtures, equipment and vehicles which are recorded at cost and depreciated using the straight-line method over the estimated useful lives of five to fifteen years.

Maintenance and repairs are charged to expense as incurred.

Income Taxes

We account for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes.  Under this standard, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance when we cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized. Interest and penalties on tax deficiencies recognized in accordance with ACS accounting standards are classified as income taxes in accordance with ASC Topic 740-10-50-19.

The Company follows ASC 740-10-05 Accounting for Uncertainty in Income Taxes. The Interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Contingent Liabilities

The Company records contingent liabilities when the amounts were incurred and determinable otherwise the Company will disclose the matter(s) and provide a range or best estimate of the contingency in the notes to the financial statements. As of July 31, 2014 there were no legal proceedings against the Company. Neither the Company nor any of its officers or directors is involved in any other litigation either as plaintiffs or defendants, and have no knowledge of any threatened or pending litigation against them or any of the officers or directors. As of July 31, 2014, there were no contingent liabilities that required disclosure or accrual in the Company’s financial statements.

Loss Per Share

The Company computes net loss per share in accordance with ASC Topic 260, “Earnings per Share,” Under the provisions of the standard, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. During periods when losses occur, common stock equivalents, if any, are not considered in the computation as their effect would be anti-dilutive.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Topic 606: Revenue from Contracts with Customers.  ASU No. 2014-09 is effective for the Company as of April 1, 2017.  Management is evaluating the effect, if any, this pronouncement will have on the Company’s consolidated financial statements.

The Company does not believe that any other recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

NOTE 4 – Participation Agreement

In connection with the convertible promissory note described in Note 6, the Company entered into a participation agreement with a nonaffiliated company whereby the maker of the promissory note would advance up to $350,000 to conduct additional development of the underlying leases at the Garcia Field and drill and complete three additional wells on the acreage. During 2012, $250,000 was advanced to the Company. In consideration of making the promissory note, the lender was assigned a 1% overriding royalty interest in the 4,600 acre field and a 20% modified net profits interest in the existing four producing wells in the Garcia Field and a 20% modified net profits interest in three additional wells to be drilled on said acreage. The Company valued the net profits interest and the overriding royalty interest at $136,599 using 10% present value over the estimated life of the wells. The amount was recorded as a debt discount and is being amortized using the effective interest rate method over the life of the promissory note (3 years).

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

Additionally, the lender has the right, at any point during the period of the note, to convert the remaining principal balance on the note to a working interest (see Note 6).

The modified net profits interest is based on the gross proceeds from the sale of oil, gas and other minerals in the four producing wells in the Garcia Field and three additional wells to be drilled. The 20% is applied to 100% of the Company’s net revenue interest in the wells which cannot be less than 80% and is reduced by any of the following expenditures:

●	any overriding royalties or other burden on production in excess of the 80% net revenue interest;
●	production, severance and similar taxes assessed by any taxing authority based on volume or value of the production;
●	direct costs incurred in producing oil or natural gas, or the operating or producing such wells excluding administrative, supervisory or other indirect costs;
●	costs reasonably incurred to process the production for market;
●	costs reasonably incurred in transportation, delivery, storage or marketing the production.

NOTE 5 – Notes Payable

Notes Payable Affiliates—In December 2010, the Company entered into a purchase and sale agreement to acquire certain oil and gas assets located in Adams, Broomfield, Huerfano, Las Animas, Morgan and Weld Counties Colorado. The Company issued 2,500,000 shares of its $0.0001 par value Common Stock and a promissory note for $360,000 bearing interest at 10% with an original maturity date of March 1, 2011. The shares were valued at $1 per share based on sales of the Company’s common stock to third-parties. The promissory note is collateralized by the property and equipment transferred and was subsequently subrogated to a convertible promissory note on January 12, 2012.  On July 30, 2013, the maturity date of the note was extended to December 11, 2015.  The balance on the note is $107,070 at July 31, 2014 with interest accrued in the amount of $1,880.

NOTE 6 – Long Term Debt

Convertible Promissory Note—On January 12, 2012 the Company entered into a convertible promissory note bearing interest at 10%, due January 11, 2014 which was extended to November 1, 2014.  The note is collateralized by a first priority deed of trust on approximately 4,600 acres of oil and gas leasehold interests in the Garcia Field together with the existing wells and equipment in the field. The terms provide for an initial draw of $150,000 with the potential for two subsequent draws of $100,000 each. The Company has drawn $250,000 on the facility and the balance at July 31, 2014 is $248,895. The lender has the right to convert the principal to a 10% working interest in the collateral as well as a 10% interest in all wells owned by the Company in the Garcia Field in which the lender does not have the 20% modified net profits interest described in note 4. In the event the principal is less than $350,000, the conversion shall be reduced proportionately.  The Company has the right to prepay the note without penalties or fees after giving the lender ten days’ notice of its intent. If lender does elect to convert within 10 days after receiving said notice, the conversion rights terminate.  The Company recorded a discount to the debt of $136,599 and recognized accretion of the discount in the amounts of $19,516 and $52,654 for the nine months ended July 31, 2014 and 2013 respectively and $-0- and $19,467 for the three months ended July 31, 2014 and 2013 respectively. The Company reviewed the conversion feature for beneficial conversion features and embedded derivatives, and determined that neither applied.

Convertible Promissory Note—On May 18, 2012 the Company borrowed $70,000 bearing interest at 10%, due May 31, 2014. The note was paid in full in June 2014.

Installment Loan—the Company entered into an installment loan on July 4, 2013 bearing interest of 5.39%. The loan is payable in monthly installments of $464 over 48 months commencing August 4, 2013.  The loan is collateralized by a vehicle.

The following summarizes the notes payable at:
	July 31, 2014	October 31, 2013

Convertible promissory note	$248,895	$248,895
Debt Discount, net of amortization	--	(19,516)
Convertible promissory note	--	70,000
Installment loan	15,144	18,457
	264,039	317,836
Current portion long term debt	(4,864)	(4,692)
Current portion promissory notes	(248,895)	(299,379)
Long term debt	$10,280	$13,765

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

NOTE 7 – INCOME TAXES

No provision was made for federal income tax for the three and nine months ended July 31, 2014 and 2013, since the Company had net operating losses.

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 450,000,000 common shares of par value at $0.001 and 50,000,000 preferred shares of par value at $0.001. As of July 31, 2014, 20,019,874 shares of common stock and no preferred shares were issued and outstanding. During the nine months ended July 31, 2014, the Company sold 2,577,750 shares of its common stock for cash of $1,347,000.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the year ended October 31, 2013, Philip F. Grey, the President loaned $14,040 to the Company.  The loan was payable on demand, carried no interest and had no maturity date.  Philip F. Grey forgave the loan as of November 21, 2013.

Natural Resource Group, Inc. has an office lease for office space in Littleton, Colorado, with Spotswood Properties, LLC, a Colorado limited liability company (“Spotswood”), and an affiliate of the president, effective January 1, 2009, for a three-year term. Commencing July 1, 2010 the Company entered into a new lease for office space for a 3 year period ending July 1, 2013. The lease provides for the payment of $2,667 per month plus utilities and other incidentals. The president of the Company owns 50% of Spotswood. The Company is of the opinion that the terms of the lease are no less favorable than could be obtained from an unaffiliated party. Spotswood was paid $23,998 in the nine months ended July 31, 2014.  The Company has accrued liability in the amount of $13,333 for accrued rent.  Natural Resource Group, Inc. is currently leasing the office space on a month to month basis under the same terms and conditions as the lease that expired July 31, 2013.

The Company paid a director and shareholder $53,700 and $132,650 in the three and nine months ended July 31, 2014, respectively and $45,730 in the three and nine months ended July 31, 2013, each, for financial public relations consulting.

The Company paid the President’s brother $15,685 and $39,685 in the three and nine months ended July 31, 2014, respectively and $9,000 and $9,600 in the three and nine months ended July 31, 2013, respectively for landman consulting services.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Legal--We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

Environmental--We accrue for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded at their undiscounted value as assets when their receipt is deemed probable.

Acquisition

On June 6, 2014, the Company entered into an agreement, which was amended on August 11, 2014, to acquire all of the shares of an independent oil and gas company for cash of $6,000,000 and 900,000 restricted shares of the Company’s common stock.  The assets of the independent oil and gas company include:

●	48 producing oil and gas wells, all of which will be operated by us after closing,
●	leases covering approximately 10,400 gross and net acres, and
●	miscellaneous equipment.

DIVERSIFIED RESOURCES INC.
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2014

If the acquisition is completed, we will have an average working interest of approximately 100% (80% net revenue interest) in the 48 producing wells and leases. The oil and gas properties are located in the Horseshoe-Gallup field in San Juan County, New Mexico.

The closing of the transaction is subject to completion of title reviews and other conditions which are normal for a transaction of this nature. The Company has made a $100,000 deposit towards the purchase price as of July 31, 2014. The seller will retain this deposit if the transactions does not close by September 30, 2014, provided that the seller meets all of the other conditions required for closing.

NOTE 11 – SUBSEQUENT EVENTS

The Company sold 90,000 shares of its common stock for $90,000 in cash in August and September 2014.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II
Information Not Required in Prospectus

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.

SEC Filing Fee	$1,868
Blue Sky Fees and Expenses	1,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	10,000
Miscellaneous	2,132
TOTAL	$45,000

All expenses other than the SEC filing fee are estimated.

Item 14.     Indemnification of Officers and Directors

The Nevada Revised Statues and our bylaws provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15.     Recent Sales of Unregistered Securities.

The following lists all sales of our securities during the past three years:

On November 21, 2013 we issued 14,872,157 shares of our common stock to the shareholders of Natural Resource Group, Inc. in exchange for all their shares of NRG.  At the time of this transaction, NRG had 88 shareholders, 70 of whom were accredited investors.

Between October 2013 and June 2014 we sold 2,802,000 shares of our common stock to 52 accredited investors.

We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The purchasers of these securities were sophisticated investors who were provided full information regarding our business and operations. There was no general solicitation in connection with the issuance of these shares. The purchasers acquired these shares for their own accounts. The shares cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

The following lists all sales of Natural Resource Group’s securities during the past three years.

On October 18, 2010, NRG sold 208,820 shares of its Series A preferred stock to one person for $50,000 in cash.

On December 22, 2010, NRG issued 2,500,000 shares of its common stock to Energy Oil and Gas, Inc. in exchange for certain oil and gas assets valued at $2,500,000.

Between February 27, 2011, and September 6, 2011, NRG sold 660,000 shares of its common stock to twelve persons for $660,000 in cash.

During the year ended October 31, 2012, NRG sold 350,000 shares of its common stock to eleven persons for $350,000 in cash.

In May and June 2013, NRG issued 395,877 shares of its common stock to one person to settle $65,240 of accounts payable.

During the nine months ended July 31, 2013, NRG sold 785,000 shares of its common stock to 22 persons for $785,000 in cash.

In May 2013, NRG’s Series A preferred stock (held by 1 person) was converted into 208,820 shares of the Company’s common stock.

Subsequent to July 31, 2013, NRG sold 74,750 shares of its common stock to four persons for $74,750.

NRG relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to the sale and issuance of the shares described above.  The purchasers of these securities were sophisticated investors who were provided full information regarding NRG’s business and operations.  There was no general solicitation in connection with the offer or sale of these shares.  The purchasers acquired the shares for their own accounts.  The shares cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

Item 16.     Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Name
2	Agreement relating to the acquisition of Natural Resource Group, Inc.
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5	Opinion of Counsel
10.1	Participation Agreement/Net Profits Interest (2)

10.2	Note Payable – Energy Oil and Gas, Inc. (2)
10.3	Convertible Promissory Note - $350,000 (2)
10.3.1	Extension to Note Payable ($350,000) (3)
10.4	Convertible Promissory Note - $70,000 (2)
10.5	Employment Agreement – Paul Laird (3)
10.6	Employment Agreement – Duane Bacon (3)
10.7	Agreement relating to Horseshoe Gallup Field (4)
21	Subsidiaries
23.1	Consent of Attorneys
23.2	Consent of Independent Registered Public Accountants
23.3	Consent of Independent Petroleum Engineers
99.1	Reserve Report – Garcia Field (3)
99.2	Reserve Report – Denver-Julesburg Basin (3)

(1)	Incorporated by reference to the same exhibit filed with the Company’s registration statement on Form S-1 (File No. 3333-175183).
(2)	Incorporated by reference to the same exhibit filed with the Company’s report on Form 8-K (filed on November 22, 2013).
(3)	Incorporated by reference to the same exhibit filed with the Company’s report on Form 8-K/A (filed on May 29, 2014).
(4)	Incorporated by reference to the same exhibit filed with the Company’s report on Form 8-K/A filed on October 8, 2014.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)        To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 1st day of October 2014.

DIVERSIFIED RESOURCES, INC.

By:	/s/ Paul Laird
Paul Laird, President

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul Laird	President, Principal Financial	October 1, 2014
Paul Laird	Officer, Principal Accounting
Officer and a Director

/s/ Duane Bacon	Director	October 1, 2014
Duane Bacon

/s/ Roger May	Director	October 1, 2014
Roger May

Director
Albert McMullin